                                                                    Exhibit 10.1


                                CREDIT AGREEMENT

                            dated as of May 21, 1997


                                     among


                  GENESIS DIRECT, INC. AND ITS SUBSIDIARIES,

                                 AS BORROWERS
                                 ------------

                   THE FINANCIAL INSTITUTIONS PARTY HERETO,

                                  AS LENDERS,
                                  ----------

                                      and

                     THE CIT GROUP/BUSINESS CREDIT, INC.,

                           AS ADMINISTRATIVE AGENT,
                           -----------------------

                                  $30,000,000

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----

ARTICLE I.   DEFINITIONS: CONSTRUCTION.....................................  2
     1.01.   Certain Definitions...........................................  2
     1.02.   Construction.................................................. 21
     1.03.   Accounting Principles......................................... 22

ARTICLE II.  THE CREDITS................................................... 22
     2.01.   Revolving Credit Loans and Term Loans......................... 22
     2.02.   Notes......................................................... 23
     2.03.   Notice of Borrowing; Making of Loans.......................... 23
     2.04.   Reduction of Revolving Credit Commitment;
                  Mandatory Prepayment; Optional Prepayment................ 27
     2.05.   Interest Rate................................................. 30
     2.06.   Interest Payment Dates........................................ 30
     2.07.   Amortization.................................................. 30
     2.08.   Payments...................................................... 30
     2.09.   Use of Proceeds............................................... 33
     2.10.   Eurodollar Rate Not Determinable; Illegality or Impropriety... 33
     2.11.   Reserve Requirements: Capital Adequacy Circumstances.......... 34
     2.12.   Indemnity..................................................... 36
     2.13.   Sharing of Setoffs............................................ 37
     2.14.   Continuation and Conversion of Loans.......................... 37
     2.15.   Taxes......................................................... 38

 ARTICLE III. LETTERS OF CREDIT............................................ 40
     3.01.   Letters of Credit............................................. 40
     3.02.   Participations................................................ 45

 ARTICLE IV. BORROWING BASE; JOINT AND SEVERAL LIABILITY................... 46
     4.01.   Condition of Lending and Assisting in
                 Establishing or Opening Letters of Credit................. 46
     4.02.   Mandatory Prepayment.......................................... 46
     4.03.   Rights and Obligations Unconditional.......................... 46
     4.04.   Borrowing Base Certificate.................................... 47
     4.05.   General Provisions............................................ 47
     4.06.   Joint and Several Liability................................... 47
     4.07.   Additional Parties............................................ 48

 ARTICLE V.  CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT
                 ISSUANCE AND LENDING...................................... 48
     5.01.   Conditions Precedent to Effectiveness......................... 48
     5.02.   Conditions Precedent to Loans and Letters of Credit........... 53

 ARTICLE VI. REPRESENTATIONS AND WARRANTIES................................ 54
     6.01.   Organization, Good Standing, etc.............................. 54
     6.02.   Authorization, etc............................................ 54
     6.03.   Governmental Approvals........................................ 55
     6.04.   Enforceability of Loan Documents.............................. 55
     6.05.   Subsidiaries.................................................. 55
     6.06.   Litigation.................................................... 55
     6.07.   Financial Condition........................................... 56

     6.08.   Compliance with Law, etc. .................................... 56
     6.09.   ERISA......................................................... 56
     6.10.   Taxes, etc. .................................................. 57
     6.11.   Regulation G, T, U or X....................................... 57
     6.12.   Nature of Business............................................ 57
     6.13.   Adverse Agreements, etc. ..................................... 57
     6.14.   Holding Company and Investment Company Acts................... 58
     6.15.   Permits, etc. ................................................ 58
     6.16.   Priority, Title............................................... 58
     6.17.   Full Disclosure............................................... 58
     6.18.   Operating Lease Obligations................................... 59
     6.19.   Environmental Matters......................................... 59
     6.20.   Schedules..................................................... 59
     6.21.   Insurance..................................................... 59
     6.22.   Use of Proceeds............................................... 60
     6.23.   Security Documents............................................ 60
     6.24.   Financial Accounting Practices, etc. ......................... 60
     6.25.   No Material Adverse Effect.................................... 60
     6.26.   Real Property; Leases......................................... 60
     6.27.   Location of Bank Accounts..................................... 61
     6.28.   No Event of Default........................................... 62
     6.29.   Capitalized Leases............................................ 62
     6.30.   Tradenames.................................................... 62
     6.31.   Solvency...................................................... 62
     6.32.   Inventory..................................................... 62

     6.33.   Intellectual Property......................................... 62
     6.34.   Material Contracts............................................ 62
     6.35.   Labor Relations; Collective Bargaining Agreements............. 63
     6.36.   Accounts...................................................... 63

ARTICLE VII. AFFIRMATIVE COVENANTS......................................... 63
     7.01.   Reporting Requirements........................................ 64
     7.02.   Compliance with Laws, etc..................................... 68
     7.03.   Preservation of Existence, etc................................ 68
     7.04.   Keeping of Records and Books of Account....................... 69
     7.05.   Inspection Rights............................................. 69
     7.06.   Maintenance of Properties, etc................................ 69
     7.07.   Maintenance of Insurance...................................... 69
     7.08.   Environmental................................................. 70
     7.09.   Further Assurances............................................ 71
     7.10.   Borrowing Base................................................ 71
     7.11.   Change in Collateral; Collateral Records...................... 71
     7.12.   Financial Accounting Practices, etc........................... 72
     7.13.   Cash Management System........................................ 72
     7.14.   Intentionally Omitted......................................... 73
     7.15.   Additional Subsidiaries....................................... 73
     7.16.   ERISA......................................................... 73
     7.17.   Maintenance of Equipment...................................... 74

ARTICLE VIII. NEGATIVE COVENANTS........................................... 74
     8.01.   Liens, etc.................................................... 74

     8.02.   Indebtedness.................................................. 76
     8.03.   Guarantees, etc............................................... 77
     8.04.   Merger, Consolidation, Sale of Assets, etc.................... 77
     8.05.   Change in Nature of Business.................................. 78
     8.06.   Loans, Advances and Investments, etc.......................... 78
     8.07.   Dividends, Prepayments, etc................................... 79
     8.08.   Federal Reserve Regulations................................... 79
     8.09.   Transactions with Affiliates.................................. 79
     8.10.   Environmental................................................. 79
     8.11.   ERISA......................................................... 80
     8.12.   Minimum Consolidated Net Worth................................ 80

ARTICLE IX. DEFAULTS....................................................... 80
     9.01.   Events of Default............................................. 80
     9.02.   Consequences of an Event of Default........................... 83
     9.03.   Deposit for Letters of Credit................................. 84
     9.04.   Certain Remedies.............................................. 85

ARTICLE X. MISCELLANEOUS................................................... 85
     10.01.  Holidays...................................................... 85
     10.02.  Records....................................................... 85
     10.03.  Amendments and Waivers........................................ 85
     10.04.  No Implied Waiver; Cumulative Remedies........................ 86
     10.05.  Notices....................................................... 87
     10.06.  Expenses; Taxes; Attorneys' Fees; Indemnification............. 87
     10.07.  Application................................................... 89

     10.08.  Severability.................................................. 89
     10.09.  Governing Law................................................. 89
     10.10.  Prior Understandings.......................................... 89
     10.11.  Duration; Survival............................................ 89
     10.12.  Counterparts.................................................. 90
     10.13.  Assignments; Participations................................... 90
     10.14.  Successors and Assigns........................................ 92
     10.15.  Confidentiality............................................... 93
     10.16.  Waiver of Jury Trial.......................................... 94
     10.17.  Right of Setoff............................................... 94
     10.18.  Headings...................................................... 94
     10.19.  Forum Selection and Consent to Jurisdiction................... 94
     10.20.  Termination................................................... 95
     10.20A. Termination of this Agreement................................. 95
     10.20B. Termination Upon an Event of Default.......................... 95
     10.20C. Maturity of Obligations Upon Termination...................... 96
     10.20D. Termination by Lenders........................................ 96

ARTICLE XI. THE ADMINISTRATIVE AGENT....................................... 96
     11.01.  Appointment................................................... 96
     11.02.  Nature of Duties.............................................. 97
     11.03.  Rights, Exculpation, etc...................................... 98
     11.04.  Reliance...................................................... 99
     11.05.  Indemnification............................................... 99
     11.06   CIT Individually.............................................. 99
     11.07.  Successor Agent.............................................. 100

     11.08.  Collateral Matters........................................... 100

ARTICLE XII. INCONSISTENCIES.............................................. 103

                                   EXHIBITS

Exhibit A-1     -        Form of Revolving Credit Note
Exhibit A-2     -        Form of Term Note
Exhibit B-1     -        Form of Security Agreement
Exhibit B-2     -        Form of Security Agreement and Mortgage - Trademarks
Exhibit C       -        Form of Letter of Credit Application
Exhibit D       -        Form of Borrowing Base Certificate
Exhibit E       -        Form of Assignment and Acceptance Agreement
Exhibit F       -        Form of Notice of Borrowing
Exhibit G       -        Form of Notice Letter
Exhibit H       -        Form of Joinder Agreement
Exhibit I-1     -        Form of Leasehold Deed of Trust from Genesis Direct
                         Memphis Operations, LLC, Landlord Agreement, and Short
                         Form of Lease
Exhibit I-2     -        Form of Subleasehold Mortgage from Genesis Direct
                         Secaucus Operations, LLC, Overlandlord Agreement,
                         Sublandlord Agreement, Memorandum of Overlease, and
                         Memorandum of Sublease
Exhibit J                Form of Warehouse Waiver


                                   SCHEDULES

Schedule 1.01(A)         -   Inventory Locations
Schedule 1.01(B)         -   Revolving Credit Commitment and Term
                             Loan Commitment Amount
Schedule 6.05            -   Description of Subsidiaries
Schedule 6.06            -   Litigation
Schedule 6.07(a)             Financial Statements
Schedule 6.09            -   ERISA Plans
Schedule 6.10            -   Taxes
Schedule 6.18            -   Operating Lease Obligations
Schedule 6.19            -   Environmental Matters
Schedule 6.21            -   List of Insured Properties
Schedule 6.26            -   Real Property Owned and Leased
Schedule 6.27            -   Location of Bank Accounts
Schedule 6.29            -   Capitalized Lease Obligations
Schedule 6.30            -   Tradenames
Schedule 6.34            -   Material Contracts
Schedule 6.35            -   List of Collective Bargaining Agreements
Schedule 6.36            -   Location of Books and Records; Credit Card
                             Agreement
Schedule 8.01            -   Existing Liens
Schedule 8.02            -   Indebtedness
Schedule 8.03            -   Guarantees
Schedule 8.06            -   Investments

                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of May 21, 1997 among GENESIS DIRECT, INC., a Delaware corporation (the "Parent"), LITTLE GENESIS, INC., a Delaware corporation, GIFTS FOR GRANDKIDS, LLC, a Delaware limited liability company, HOT OFF THE ICE, LLC, a Delaware limited liability company, BEYOND THE HORIZON, LLC, a Delaware limited liability company, THE VOYAGER'S COLLECTION, LLC, a Delaware limited liability company, THE TRAINING CAMP, LLC, a Delaware limited liability company, CHILDSWORK/CHILDSPLAY, LLC, a Delaware limited liability company, COMPETITIVE EDGE GOLF, LLC, a Delaware limited liability company, FIRST STEP DESIGNS, LLC, a Delaware limited liability company, LILLIPUT MOTOR COMPANY, LLC, a Delaware limited liability company, 1-800-PRO-TEAM, LLC, a Delaware limited liability company, ATHLETIC SUPPLY OF DALLAS, LLC, a Delaware limited liability company, NINOS, LLC, a Delaware limited liability company, GENESIS DIRECT SECAUCUS OPERATIONS, LLC, a Delaware limited liability company, GENESIS DIRECT MEMPHIS OPERATIONS, LLC, a Delaware limited liability company, GENESIS DIRECT OPERATIONS, LLC, a New Jersey limited liability company, GENESIS DIRECT MEMPHIS SERVICES, LLC, a Delaware limited liability company, and AFFINITY COLLEGE AND UNIVERSITY CATALOGS, LLC, a Delaware limited liability company (all the foregoing Persons, including the Parent, together with each additional Person that becomes a Borrower pursuant to Section 4.07 hereof, a "Borrower" and collectively, the "Borrowers"), the financial institutions from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT"), a New York corporation, as Administrative Agent for the Lenders (in such capacity the "Administrative Agent").

                                   BACKGROUND

     WHEREAS, the Borrowers have requested the Administrative Agent and the Lenders to provide the Borrowers on a joint and several basis with a $30 million credit facility comprised of (i) a $25 million revolving credit facility, including a $2 million subfacility for the issuance of letters of credit, and
(ii) a $5 million term loan, and, subject to the terms and conditions set forth herein, the Lenders have agreed to provide such facility and term loan.

     In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                            DEFINITIONS: CONSTRUCTION

     1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                   "Accountant's Opinion" shall have the meaning given that term in Section 7.01(a) hereof.

                   "Accounts" shall mean, with respect to any Borrower, all of such Borrower's now existing and future: (a) accounts receivable (whether or not specifically listed on schedules furnished to the Lenders), and any and all instruments, documents, contract rights, chattel paper, general intangibles, including, without limitation, all accounts created by or arising from any of such Borrower's sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any of such Borrower's trade names or styles, whether or not presently in effect, or through any of such Borrower's divisions; (b) unpaid seller's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (d) reserves and credit balances arising hereunder; (e) guarantees or collateral for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; and (g) cash and non-cash proceeds of any and all of the foregoing.

                   "Affiliate" of a Person shall mean any other Person (other than a Subsidiary) which, directly or indirectly, is in control of is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                   "Agent Account" shall mean an account in the name of the Administrative Agent designated by the Administrative Agent to the Parent from time to time into which every Borrower shall make all payments to the Administrative Agent, for the account of the Administrative Agent or the Lenders, as the case may be, under this Agreement.

                   "Agent Advances" shall have the meaning given that term in
Section 11.08 hereof.

                   "Agreement" shall mean this Revolving Credit Agreement as amended, modified, supplemented or restated from time to time.

                   "Assignment and Acceptance" shall mean an assignment and acceptance entered into by CIT and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit E hereto.

                   "Availability" shall mean, at any time, the difference between (i) the Current Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Loans and (B) the Letter of Credit Exposure.

                   "Bank" shall mean The Chase Manhattan Bank, N.A., its successors or any other bank designated by the Administrative Agent to the Parent from time to time that is reasonably acceptable to the Parent.

                   "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan) and in respect of which any Borrower or any ERISA Affiliate is or within the immediately preceding six (6) years was an "employer" as defined in Section 3(5) of ERISA.

                   "Board" means the Board of Governors of the Federal Reserve System of the United States.

                   "Book Value" shall mean as to any Inventory of any Borrower in respect of which such amount is to be determined, the lower of (i) cost (as reflected in the general ledgers of such Borrower) or (ii) market value (both cost and market value being determined in accordance with GAAP calculated on the first in, first out basis).

                   "Borrower" shall have the meaning given that term in the introductory paragraph to this Agreement.

                   "Borrowing Base" shall mean an amount equal to the difference between (i) the sum of (A) 85% of Eligible Receivables of all Borrowers and (B) prior to the Consolidation Date, fifty percent (50%) of the Book Value of Eligible Inventory of all Borrowers and on and after the Consolidation Date, fifty-five percent (55%) of the Book Value of Eligible Inventory of all Borrowers and (ii) such reserves as the Administrative Agent, in its sole discretion, exercised reasonably, may deem appropriate.

                   "Borrowing Base Certificate" shall have the meaning given that term in Section 4.04(a) hereof.

                   "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in New York, New York, provided, that with respect to the borrowing, payment, conversion to or continuation of Eurodollar Loans, Business Day shall also mean a day on which dealings in Dollars are carried on in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Bank's eurodollar loans are then being conducted.

                   "Capitalized Lease" shall mean any lease which is required under GAAP to be capitalized on the balance sheet of the lessee.

                   "Capitalized Lease Obligations" shall mean the aggregate amount which is required under GAAP to be reported as a liability on the balance sheet of a Person as lessee under a Capitalized Lease.

                   "Cash Concentration Account" shall mean the deposit account maintained by the Parent at the Cash Concentration Account Bank, which deposit account shall be under the sole dominion and control of the Administrative Agent, and from which all funds will be transferred to the Agent Account pursuant to Section 7.13 hereof.

                   "Cash Concentration Account Agreement" shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Cash Concentration Account Bank, the Parent and the Administrative Agent delivered to the Administrative Agent pursuant to Section
7.13 hereof, as such Agreement may be modified and supplemented and in effect from time to time.

                   "Cash Concentration Account Bank" shall mean The Chase Manhattan Bank, N.A. or such other bank as the Parent may select with the written approval of the Administrative Agent not to be unreasonably withheld.

                   "Change of Control" shall mean any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of a majority or more of the voting power of the then outstanding common stock of the Parent.

                   "CIT" shall have the meaning given that term in the introductory paragraph to this Agreement.

                   "Closing Date" shall mean the date on which the conditions set forth in Section 5.01 hereof shall be first satisfied.

                   "Collateral" shall mean all of the property (tangible and intangible) of any Person purported to be subject to the Lien purported to be created by any Security Document heretofore or hereafter executed by such Person as security for all or any part of the Obligations.

                   "Collective Bargaining Agreements" shall have the meaning assigned to that term in Section 5.01(d) (xvii) hereof.

                   "Consolidation Date" shall mean the date on which the Parent provides evidence that the inventory and systems of the Borrowers have been consolidated in a manner satisfactory to the Majority Lenders in their sole discretion.

                   "Convertible Subordinated Debenture Note and Stock Purchase Agreement" means the Note and Stock Purchase Agreement dated June 25, 1996, among the Parent and the institutions party thereto providing for the purchase of various securities, including the Convertible Subordinated Debentures, as such agreement is in effect on the date hereof but after giving effect to the amendments required under Section 5.01 hereof.

                   "Convertible Subordinated Debentures" means the Parent's $30,000,000 aggregate principal amount of Convertible Subordinated Debentures Due June 1, 2003.

                   "Credit Extension" shall mean (a) the making of any Loan by a Lender or the Administrative Agent on behalf of the Lenders or (b) the issuance, increase in the Stated Amount, or extension of the expiration date of any Letter of Credit which CIT or any Lender assists any Borrower in opening or establishing.

                   "Current Commitment" shall have the meaning assigned to that term in Section 2.01 hereof.

                   "Depository Accounts" shall mean the blocked depository accounts maintained by any Borrower for the collection of the cash of such Borrower and the proceeds from the sale of the Inventory, Equipment and other assets of any Borrower.

                   "Depository Account Agreements" shall mean each agreement (which may include a notice letter in the form attached hereto as Exhibit G if the Depository Account Bank acknowledges receipt thereof and its agreement to be bound thereby) among a Depository Bank, one or more Borrowers and the Administrative Agent delivered to the Administrative Agent pursuant to Section
7.13 hereof, as each such Agreement may be modified and supplemented and in effect from time to time.

                   "Depository Bank" shall mean each financial institution at which a Depository Account is maintained.

                   "Designated Borrowing Officer" shall mean (a) the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Parent or (b) such other officer of the Parent as shall be designated from time to time in writing by any person specified in clause (a) of the Parent to the Administrative Agent.

                   "Designated Financial Officer" of a Person shall mean the individual designated from time to time by the Board of Directors or governing body performing like functions of such Person to be the chief financial officer or Treasurer of such Person (and individuals designated from time to time by the Board of Directors or governing body performing like functions of such Person to act in lieu of the chief financial officer or the Treasurer).

                   "Disbursement Account" shall mean the blocked deposit account maintained by the Parent at the Disbursement Account Bank into which there shall be deposited proceeds of Loans and funds disbursed to the Borrowers by the Administrative Agent.

                   "Disbursement Account Agreement" shall mean the agreement among the Disbursement Account Bank, the Parent and the Administrative Agent delivered to the Administrative Agent pursuant to Section 7.13 hereof, as each such Agreement may be modified and supplemented and in effect from time to time.

                   "Disbursement Account Bank" shall mean The Chase Manhattan Bank, N.A. or such other bank as the Parent may select with the written approval of the Administrative Agent not to be unreasonably withheld.

                   "Dollar", "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

                   "Eligible Accounts Receivable" shall mean the gross amount of the Borrowers' Accounts, that at all times continue to be acceptable to the Administrative Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of the following items: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and (b) reserves for (i) sales to the United States of America or to any agency, department or division thereof; (ii) foreign sales (which term excludes sales to residents of the United States); (iii) accounts that remain unpaid more than (a) in the case of Accounts owing from school districts and other municipal entities, one hundred and twenty (120) days from the date of the invoice and (b) in all other cases, ninety (90) days from the date of the invoice; (iv) contras; (v) sales to any Borrower, any Subsidiary, or to any company affiliated with any Borrower in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law or (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts; (viii) all sales to any customer if fifty percent (50%) or more of either (1) all outstanding invoices or (2) the aggregate dollar amount of all outstanding invoices, are unpaid more than (a) in the case of Accounts owing from school districts and other municipal entities, one hundred and twenty (120) days from the date of the invoice and (b) in all other cases, ninety (90) days from the date of the invoice; (ix) any other reasons deemed necessary by the Administrative Agent or the Majority Lenders in its or their reasonable business judgment and which are customary in scope and application either in the commercial finance industry or in the lending practices of the Administrative Agent or the Majority Lenders based upon the assessment of the Administrative Agent or the Majority Lenders; and (x) an amount representing, historically, returns, discounts, claims, credits and allowances.

          "Eligible Inventory" shall mean with respect to any Borrower finished goods Inventory of such Borrower which at the time of determination meets all the following qualifications:

                    (i) it is lawfully owned by such Borrower and not subject to any Lien, other than the Lien in favor of the Administrative Agent that secures the payment of the Obligations and it is not held on consignment and may be lawfully sold;

                    (ii) it is (A) located in a Borrower's distribution centers, warehouses or store locations listed on Schedule 1.01(A) hereto or (B) located in other locations in the continental United States as the Administrative Agent shall have approved in writing from time to time, which approval shall be given upon the Parent providing the Administrative Agent with evidence, reasonably satisfactory to the Administrative Agent, of (1) the Administrative Agent's perfected, first priority Lien on all Inventory of such Borrower located in such locations and (2) the absence of any other Liens on any Inventory of such Borrower located in such locations, which evidence may include the results of Uniform Commercial Code, tax and judgment lien searches in such locations and acknowledgment copies of Uniform Commercial Code financing statements naming such Borrower (and some or all other Borrowers), as debtor, and the Administrative Agent, as secured party, filed in such locations;

                    (iii) it is determined in the reasonable judgment of the Administrative Agent to be, when taken as a whole, substantially similar in quality and mix (having regard for seasonal variations) to the Inventory maintained by such Borrower in recent historical operations prior to the Closing Date; and

                    (iv) it is Inventory that has been valued after deducting the aggregate amount of reserves for (1) shrinkage, (2) lay-a-ways,
          (3) displays, (4) rejected, defective, damaged, aged or otherwise unsalable Inventory, (5) Inventory to be returned to suppliers, (6) Inventory in-transit to third parties (other than such Borrower's agents or warehouses), (7) supplies, (8) consignment Inventory, (9) monthly rent for each location for which the Administrative Agent has not received an Overlandlord Agreement, a Sublandlord Agreement, a Landlord Agreement or Warehouse Waiver, as the case may be substantially in the form of Exhibit I-1, I-2, or J or in such other form as is satisfactory to the Administrative Agent (in an amount equal to two times the monthly rent), (10) slow moving or obsolete Inventory, (11) the amount of all sales taxes collected by the Borrower and not yet remitted to the authority to which such taxes are owed,

          (12) markdowns and (13) other reserves required by the Administrative Agent in the exercise of its reasonable business judgment.

                    "Environmental Actions" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving a Release (i) from or onto any of the properties presently or formerly owned or leased by any Borrower or its Subsidiaries or (ii) from or onto any facilities which received Hazardous Materials from any Borrower or their respective Subsidiaries, or involving any violation of any Environmental Law.

                    "Environmental Law" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect relating to the regulation and protection of human health, safety, the environment and natural resources. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq. ) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. (S) 180 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. (S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S) 7401 et seq.) the Federal Water Pollution Control Act, as amended (33 U.S.C. (S) 1251 et seq.); and their state and local counterparts or equivalents.

                    "Environmental Liabilities and Costs" shall mean all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action relating to any Environmental condition, violation of Environmental Law, Remedial Actions or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Borrower or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Borrower or any of their respective Subsidiaries.

                    "Environmental Lien" shall mean any Lien securing Environmental Liabilities and Costs incurred by a Governmental Authority.

                    "Equipment" shall have the meaning given that term by
Article 9 of the Uniform Commercial Code as presently in effect in the State of New York, including, without limitation, all machinery, equipment, furnishings and fixtures, wherever located and replacement thereof, wherever located and whether any Borrower's interest in such Equipment is as owner or lessee or conditional vendee, together with all attachments, components parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                   "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC Code) as any Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any Borrower, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC Code) as any Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                   "Eurodollar Base Rate" shall mean, with respect to a Eurodollar Loan for the relevant Interest Period, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars are offered by the Bank to first-class banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its eurodollar loans are then being conducted at approximately 11:00 a.m., New York City time, three Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Loan and having a maturity equal to such Interest Period.

                   "Eurodollar Loan" shall mean a Loan bearing interest at the Eurodollar Rate.

                   "Eurodollar Rate" means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100 of 1%):

                              Eurodollar Base Rate

                          1.00 - Reserve Requirements

                   "Event of Default" shall mean any of the Events of Default described in Section 9.01 hereof.

                   "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect in the United States at the relevant date.

                   "GDI Vista Account" shall mean the blocked investment account maintained by the Parent at the GDI Vista Account Bank.

                   "GDI Vista Account Agreement" shall mean the agreement among the GDI Vista Account Bank, the Parent and the Administrative Agent delivered to the Administrative Agent pursuant to Section 7.13 hereof, as such Agreement may be modified and supplemented and in effect from time to time.

                   "GDI Vista Account Bank" shall mean The Chase Manhattan Bank, N.A. or such other bank as the Parent may select with the written approval of the Administrative Agent not to be unreasonably withheld.

                   "Governmental Authority" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                   "Guarantee" of or by any Person shall mean any obligation of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor"), directly or indirectly through an agreement (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness against loss, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

                   "Hazardous Materials" shall mean (i) any element, compound or chemical that is defined, listed or otherwise classified as a solid waste, contaminant, pollutant, toxic pollutant, hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, or special waste under any Environmental Law; (ii) petroleum and its refined fractions, (iii) any polychlorinated biphenyls, (iv) any flammable, explosive or radioactive materials; and (v) any other raw materials used or stored by any Borrower, building components (including but not limited to asbestos-containing materials) and manufactured products containing Hazardous Materials.

                   "Indebtedness" shall mean as to any Person (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices); (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly Guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property;
(vii) Capitalized Lease Obligations; (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person, and (ix) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements calculated on a basis reasonably satisfactory to the Administrative Agent and in accordance with accepted practice.

                   "Indemnified Parties" shall have the meaning given that term in Section 10.06 hereof.

                   "Initial Termination Date" shall have the meaning set forth in Section 2.01 hereof.

                   "Interest Period" shall mean, with respect to any Eurodollar Loan, the period commencing on the borrowing date for, or the date of any continuation of or conversion for such Eurodollar Loan, as the case may be, and ending one, two or three months thereafter as the Parent may elect in the applicable notice given to the Administrative Agent pursuant to Section 2.03 or
Section 2.14, as appropriate; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the applicable calendar month; and (iii) no Interest Period for any Loan shall end after the Termination Date. Interest shall accrue from and include the first date of an Interest Period, but exclude the last day of such Interest Period.

                   "Inventory" shall mean all goods and merchandise of the Borrowers including, but not limited to, all finished goods, materials and supplies of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired and all such property, the sale or disposition of which would give rise to accounts receivable or cash.

                   "IRC Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                   "L/C Notice" shall have the meaning given to that term in
Section 3.01(b).

                   "Lease" shall mean any lease of real property to which any Borrower is a party as lessee or lessor.

                   "Leasehold Mortgages" means, collectively, (i) a Leasehold Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Genesis Direct Memphis Operations, LLC, substantially in the form of
Exhibit I-1 hereto, and (ii) a Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Genesis Direct Secaucus Operations, LLC, substantially in the form of Exhibit I-2 hereto, each in favor of the Administrative Agent.

                   "Lenders" shall have the meaning given that term in the introductory paragraph to this Agreement.

                   "Letter of Credit" shall have the meaning given to that term in Section 3.01(a).

                   "Letter of Credit Application" shall have the meaning given to that term in Section 3.01(a) hereof.

                   "Letter of Credit Cash Collateral Account" shall mean the deposit account maintained at the Bank or such other bank as the Administrative Agent may select, which deposit account shall be under the sole dominion and control of the Administrative Agent.

                   "Letter of Credit Exposure" shall mean, at any time, the sum at such time of (a) the aggregate amount of all Unreimbursed Draws under Letters of Credit (whether or not such Letters of Credit are then outstanding) and (b) the aggregate Undrawn Letter of Credit Availability under all outstanding Letters of Credit.

                   "Letter of Credit Fee" shall have the meaning given to that term in Section 2.08(f) hereof.

                   "Letter of Credit Guaranty" shall mean the guaranty delivered by CIT to the Letter of Credit Issuer, guaranteeing the Borrowers' reimbursement obligations under a reimbursement agreement, Letter of Credit Application or other like document.

                   "Letter of Credit Issuer" shall mean the issuer of the Letters of Credit, which shall be the Bank or The Dai-Ichi Kangyo Bank, Limited, New York Branch.

                   "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

                   "Loan" or "Loans" shall mean any and all Revolving Credit Loans and Term Loans made by the Lenders or by the Administrative Agent on behalf of the Lenders to the Borrowers or made as a result of charges made to the Loan Account, in each case pursuant to the terms of this Agreement.

                   "Loan Account" shall have the meaning given that term in
Section 2.08(a) hereof.

                   "Loan Documents" shall have the meaning given to that term in the definition of "Related Documents" set forth in this Section 1.01 hereof.

                   "Majority Lenders" shall mean, at any time, Lenders whose Pro Rata Shares aggregate at least sixty-six and two-thirds percent (66-2/3%).

                   "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of any nature whatsoever, a material adverse effect (as determined in the reasonable judgment of the Majority Lenders) upon
(i) the business, operations, condition (financial or otherwise), or properties of the Borrowers taken as a whole, (ii) the ability of the Borrowers to perform their obligations hereunder or under any other Related Document, (iii) the Lien arising under the Related Documents on any Collateral, (iv) the legality, validity or enforceability of this Agreement or any Related Document or the Lien arising under any Related Document or (v) the aggregate value of the property included in the calculation of the Borrowing Base.

                   "Material Contract" means with respect to any Borrower each contract or agreement to which such Borrower is a party which (in the reasonable judgment of the Majority Lenders) is material to the business, operations, condition (financial or otherwise), performance, or properties of the Borrowers taken as a whole, including, without limitation, all agreements related to credit card receivables.

                   "Minority Lenders" shall have the meaning given to that term in Section 10.03(b) hereof.

                   "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA which is, or within the immediately preceding six (6) years was, contributed to by any Borrower or any ERISA Affiliate.

                   "Notes" shall mean the Revolving Credit Notes and the Term Notes.

                   "Notice of Borrowing" shall have the meaning given to that term in Section 2.03(a) hereof.

                   "Obligations" shall mean all indebtedness, obligations and liabilities of one or more of the Borrowers to any Lender or the Administrative Agent incurred under or related to this Agreement, the Notes or any other Related Document, whether such indebtedness, obligations or liabilities are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including without limitation those which are described in either of the following clauses (i) or (ii) :

                             (i) All indebtedness, obligations (including
                   Reimbursement Obligations) and liabilities of any nature whatsoever, including amounts due under Section 10.06 and
                   Section 11.08 hereof and similar agreements contained in the other Related Documents, from time to time arising under or in connection with or evidenced or secured by this Agreement, the Notes, the Letters of Credit or any other Related Document, including but not limited to the principal amount of Loans outstanding, together with interest thereon (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Borrower), the amount of the Letter of Credit Exposure, together with interest thereon and all expenses, fees and indemnities hereunder or under any other Related Document. Without limitation, such amounts include all Loans and interest thereon and the amount of all Letter of Credit Exposure whether or not such Loans were remade or any Letters of Credit to which such Letter of Credit Exposure relates were issued in compliance with the terms and conditions hereof or in excess of any Lender's obligation to lend and arrange for the issuance of Letters of Credit hereunder or any Lender's obligation to participate therein. If and to the extent any amounts in any account (including the Agent Account, the Letter of Credit Cash Collateral Account, the Depository Accounts, the Cash Concentration Accounts or otherwise) constituting Collateral are applied to Obligations hereunder, and any Lender or the Administrative Agent is subsequently obligated to return or repay any such amounts to any Person for any reason, the amount so returned or repaid shall be deemed a Loan hereunder and shall constitute an Obligation.

                             (ii) All indebtedness, obligations and liabilities
                   from time to time arising under or in connection with any account from time to time maintained by any Borrower or by any Lender or the Administrative Agent pursuant to the terms of this

                   Agreement or any Related Document, including but not limited to all reimbursement obligations, service charges and interest in connection with any overdrafts or returned items from time to time arising in connection with any such account, or arising under or in connection with any cash management services or other services from time to time performed by any Lender or the Administrative Agent pursuant to or in connection with this Agreement or any other Related Document.

                   "Office" when used in connection with the Administrative Agent shall mean its office located at 1211 Avenue of the Americas, New York, New York 10036 or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Borrower and when used in connection with the Bank or the Letter of Credit Issuer shall mean the office of such entity designated in writing from time to time by the Administrative Agent to the Borrowers. In the event Chase shall be the Bank or the Letter of Credit Issuer, the Office for such entity shall until further written notice from the Administrative Agent to the Borrowers be its office located at 55 Water Street, New York, New York 10004.

                   "Operating Assets" shall with respect to a Borrower mean all merchandise, inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment, point-of-sale equipment, cash registers and data processing equipment) owned by such Borrower or any Subsidiary.

                   "Operating Lease Obligations" shall mean all obligations and indebtedness of the Borrowers and their Subsidiaries in respect of leases of property (whether real, personal or mixed) other than Capitalized Lease Obligations.

                   "Operating Property" shall mean all real property and improvements thereon owned by any Borrower or its Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which such Borrower's board of directors declares by resolution not to be of material importance to the business of the Borrower and its Subsidiaries, taken as a whole.

                   "Other Taxes" shall have the meaning given to that term in
Section 2.15.

                   "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

                   "Permitted Investments" shall mean (a) direct obligations of the United States of America or of any agency thereof or obligations guaranteed as to principal and interest by the United States of America or of any agency thereof, in either case maturing not more than ninety (90) days from the date of acquisition thereof by such Person; (b) deposit accounts with or certificates of deposit and bankers' acceptances issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000 maturing not more than 90 days from the date of acquisition thereof by such Person: (c) commercial paper rated A-1 or better or P-1 or better by Standard & Poor's Corporation ("S&P") or Moody's Investors Services, Inc. ("Moody's"), respectively maturing not more than 90 days from the date of acquisition thereof by such Person; (d) Investments in money market funds rated AAAm or AAAm-G by S&P and Aaa by Moody's and; (e) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with a bank or trust company described in clause (b) above and which are secured by readily available direct obligations of the United States of America or any agency thereof.

                   "Permitted Liens" shall have the meaning given that term in
Section 8.01 hereof.

                   "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency, or any other entity.

                   "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

                   "Potential Default" shall mean any event or condition which, with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

                   "Prime Loan" shall mean a Loan bearing interest at the Regular Rate.

                   "Prime Rate" shall mean the interest rate per annum publicly announced from time to time by the Bank in New York, New York as its Prime Rate, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank to its borrower.

                   "Pro Rata Share" shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the aggregate amount of all of the Lenders' Revolving Credit Commitments, as adjusted from time to time in accordance with the provisions of

Section 10.13 hereof, provided that, if the Revolving Credit Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Exposure and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Exposure.

                   "Register" shall have the meaning given that term in Section 10.08(c) hereof.

                   "Regular Rate" shall mean, for any day, the Prime Rate.

                   "Reimbursement Obligation" shall mean the obligations of the Borrowers to reimburse CIT or the Lenders for amounts payable by CIT or the Lenders under a Letter of Credit Guaranty in respect of any payment made under any Letter of Credit issued by the Letter of Credit Issuer, together with interest thereon and all fees and expenses related thereto.

                   "Related Documents" or "Loan Documents" shall mean this Agreement, the Notes, the Letters of Credit, each Letter of Credit Application, the Letter of Credit Guaranty, the Leasehold Mortgages, the Depository Account Agreements, and Cash Concentration Account Agreement, the Security Documents, each notice letter delivered to a Depository Bank or other financial institution pursuant to Section 7.13, the Assignment and Acceptance and the other documents, instruments and agreements referred to in Section 5.01 hereof, and all other instruments, agreements and documents from time to time delivered in connection with or otherwise relating to any Related Document.

                   "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injection, discharging, injecting, escaping, leaching, dumping or disposing (including abandonment, or discarding of barrels, containers and other closed receptacles containing any hazardous substance, pollutant or contaminant) of a Hazardous Material into the indoor or outdoor environment or onto or from any property presently or formerly owned or operated by any Borrower or any of their respective Subsidiaries, or at any disposed facility that received Hazardous Materials generated by the Borrowers or any of their respective Subsidiaries.

                   "Remedial Action" shall mean all actions taken to (i) monitor, assess, evaluate, investigate, clean up, remove, remedy, treat, contain or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so that the Release or threatened Release does not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or any other actions authorized by 42 U.S.C. 9601.

                   "Reportable Event" shall mean any of the events described in
Section 4043(b) of ERISA (other than events for which the notice requirements have been waived).

                   "Reserve Requirements" shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender or the Affiliate of any Lender under Regulation D.

                   "Revolving Credit Commitment" shall mean, with respect to each Lender the amount of revolving credit commitment set forth on Schedule 1.01(B) to this Agreement or assigned to such Lender in accordance with Section
10.13 hereof, as such amounts may be reduced from time to time pursuant to the terms of this Agreement, and "Revolving Credit Commitments" shall, collectively, mean the aggregate amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall not exceed $25,000,000.

                   "Revolving Credit Loans" shall have the meaning given to it in Section 2.01(a).

                   "Revolving Credit Notes" shall mean the revolving credit promissory notes of the Borrowers executed and delivered to the Lenders under this Agreement and substantially in the form of Exhibit A-1 hereto, as modified or restated from time to time and any promissory note or notes issued in exchange or replacement thereof, including all extensions, renewals, refinancings or refundings thereof in whole or part.

                   "Security Agreements" shall mean the Security Agreements, substantially in the form of Exhibit B-1 and Exhibit B-2 hereto, made by the Borrowers in favor of the Administrative Agent, for the benefit of the Lenders, as modified and supplemented and in effect from time to time.

                   "Security Documents" shall mean, collectively, the Security Agreements and the Leasehold Mortgages executed and delivered by any Borrower, and all Uniform Commercial Code financing statements required by this Agreement and the Security Agreements to be filed with respect to the security interests in personal property created pursuant to such agreements, and all other documents and agreements executed and delivered by any

Borrower and/or its Subsidiaries in connection with any of the foregoing documents.

                   "Settlement Period" shall have the meaning set forth in
Section 2.03 hereof.

                   "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of its liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and, is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

                   "Stated Amount" shall mean, with respect to a Letter of Credit, the face amount thereof, drawn or undrawn, regardless of the existence or satisfaction of any conditions or limitations on drawing.

                   "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association or other business entity of which an aggregate of 50% or more of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.

                   "Taxes" shall have the meaning given to that term in Section
2.15 hereof.

                   "Termination Date" shall have the meaning given that term in
Section 2.01 hereof.

                   "Termination Event" shall mean with respect to any Borrower
(i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of such Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or any ERISA Affiliate was a "substantial employer" as defined in Section 4001 (a) (2) of ERISA; (iii) the imposition of an obligation on such Borrower or any ERISA Affiliate under

Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041 (c) of ERISA; or (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan.

                   "Term Loans" shall have the meaning given to it in Section 2.01(b).

                   "Term Loan Commitment" shall mean, with respect to each Lender the amount of term loan commitment set forth on Schedule 1.01(B) to this Agreement or assigned to such Lender in accordance with Section 10.13 hereof, as such amounts may be reduced from time to time pursuant to the terms of this Agreement, and "Term Loan Commitments" shall, collectively, mean the aggregate amount of the Term Loan Commitments of all the Lenders, the maximum amount of which shall not exceed $5,000,000.

                   "Term Notes" shall mean the term promissory notes of the Borrowers executed and delivered to the Lenders under this Agreement and substantially in the form of Exhibit A-2 hereto, as modified or restated from time to time and any promissory note or notes issued in exchange or replacement thereof, including all extensions, renewals, refinancings or refundings thereof in whole or part.

                   "Undrawn Letter of Credit Availability" shall mean with respect to a Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time, regardless of the existence or satisfaction of any conditions or limitations on drawing.

                   "Unreimbursed Draws" shall mean with respect to a Letter of Credit, at any time, the aggregate amount at such time of all payments made by the Letter of Credit Issuer or payments made by CIT or the Lenders under a Letter of Credit Guaranty in respect of such payments under such Letter of Credit, to the extent not repaid by the Borrower, provided that Unreimbursed Draws shall not include any such payments that have been charged to the Loan Account and constitute a Loan pursuant to the terms of this Agreement.

                   "Unused Line Fee" shall have the meaning given to that term in Section 2.08(e) hereof.

                   1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or." References in this Agreement to "determination" by the Administrative Agent include reasonable good faith estimates by the Administrative Agent (in the case of quantitative determinations) and reasonable good faith beliefs by the Administrative Agent (in the case of qualitative determinations). The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

                   1.03. Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. Notwithstanding the definition of GAAP contained in this Agreement, no change in GAAP that would affect the method or calculation of any covenants, restrictions or standards or definitions of terms used herein shall be given effect in such calculations until such covenants, restrictions or standards or definitions are amended in a manner satisfactory to the Parent and the Majority Lenders so as to reflect such change in GAAP.

                                  ARTICLE II.
                                  THE CREDITS

                   2.01. Revolving Credit Loans and Term Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make loans ("Revolving Credit Loans") to the Borrowers at any time and from time to time on or after the date hereof and to but not including, the Termination Date, in an aggregate principal amount for all Borrowers as a whole not exceeding at any one time its Pro Rata Share of the Current Commitment at such time. The "Current Commitment" at any time shall be equal to the lesser of (A) $25,000,000, as such amount may have been reduced pursuant to the terms of this Agreement at such time, and (B) the Borrowing Base. No Lender shall have an obligation to make Revolving Credit Loans hereunder or arrange for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Revolving Credit Loans and the Letter of Credit Exposure at such time, would cause the aggregate amount of all Revolving Credit Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. The "Termination Date" means the date on which the Revolving Credit Commitment of each Lender expires as it may be extended from time to time pursuant to Section 10.20 hereof, which initially shall be May 21, 2002 (the "Initial Termination Date"). Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow hereunder. For the convenience of the parties, all notices (including, without limitation, Notices of Borrowing and notices pursuant to Article IX hereof and Section 10.20 hereof) and statements (including periodic statements pursuant to Section 2.08(b) hereof) to be given by or to any Borrower shall be given by or to the Parent and all such notices and statements so given shall be binding upon all Borrowers whether or not the Parent shall have delivered a copy of such notice to any Borrower. Without limiting the foregoing, notices under any Loan Document given by the Administrative Agent to the Parent shall be deemed to have been given to all Borrowers (whether or not the applicable provision of the Loan Document so states).

                   (b) Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan ("Term Loans") to the Borrowers on the Closing Date in an aggregate principal amount for all Borrowers as a whole of $5,000,000. No Lender shall have any obligation to make any Term Loan after the Closing Date, and any amount of the Term Loan that is prepaid may not be reborrowed.

                   2.02. Notes. The obligation of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans and the Term Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by a Revolving Credit Note and Term Note, respectively, dated the date of this Agreement in the principal amount of such Lender's Revolving Credit Commitment and Term Loan Commitment, respectively, with the blanks appropriately filled in. An executed Revolving Credit Note and Term Note for each Lender shall be delivered by the Borrowers to the Administrative Agent on the date of the execution and delivery of this Agreement.

                   2.03. Notice of Borrowing; Making of Loans.

                        (a) Whenever a Borrower desires to borrow, the Parent on behalf of the Borrower shall provide notice to the Administrative Agent of such proposed borrowing (a "Notice of Borrowing"), each such notice, to be given (i) not later than 12:00 noon (New York City time) on the date of such proposed borrowing, in the case of a borrowing consisting of Prime Loans, or (ii) not later than 12:00 noon (New York City time) on the third Business Day before the date of such borrowing, in the case of a borrowing consisting of Eurodollar Loans, setting forth: (a) the date, which shall be a Business Day, on which such borrowing is to occur, (b) whether such Loan is requested to be a Prime Loan or a Eurodollar Loan and, if a Eurodollar Loan, the Interest Period requested with respect thereto (which may be one, two or three months), (c) the principal amount of the Loan being borrowed and (d) the account information where such Loan is to be received. Such notice shall be given by telephone or in writing by a Designated Borrowing Officer, provided, that, if requested by the Administrative Agent, any such telephonic notice shall be confirmed in writing by delivery to the Administrative Agent, on or before the date on which such Loan is to be made, of a written notice substantially in the form of Exhibit F hereto containing the original or facsimile signature of a Designated Borrowing

Officer of the Parent. Except for a Notice of Borrowing when the Administrative Agent will fund the related Loan pursuant to Section 2.03(e) hereof, the Administrative Agent shall provide each Lender with prompt notice of each Notice of Borrowing. Except as otherwise provided in Section 2.03(e), on the date specified in such notice, each Lender shall, subject to the terms and conditions of this Agreement, make its Pro Rata Share of such Loan in immediately available funds by wire transfer to the Administrative Agent at its Office not later than 1:30 p.m. (New York City time). Unless the Administrative Agent determines that any applicable conditions in Section 5.02 have not been satisfied, the Administrative Agent shall make the funds so received from the Lenders available to the Parent on behalf of the Borrower not later than 2:30 p.m. (New York City time), on the date specified in such notice in immediately available funds by
(i) depositing such proceeds in the Disbursement Account of the Parent if such Disbursement Account is located at the Bank and (ii) initiating a wire transfer of same day funds to the Disbursement Account if such Disbursement Account is not located at the Bank.

                   (b) The Administrative Agent and each Lender shall be entitled to rely conclusively on each Designated Borrowing Officer's authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing and, with respect to an oral request for a Loan, the Administrative Agent and the Lenders shall have no duty to verify the identity of any Person representing himself as a Designated Borrowing Officer.

                   (c) The Administrative Agent and the Lenders shall not incur any liability to any Borrower in acting upon any telephonic notice referred to above which the Administrative Agent and the Lenders believe in good faith to have been given by a Designated Borrowing Officer or for otherwise acting in good faith under this Section 2.03 and, upon the funding of a Loan by the Lenders (or by the Administrative Agent on behalf of the Lenders) in accordance with this Agreement pursuant to any such telephonic notice, the Borrowers shall have effected a Loan hereunder.

                   (d) Each Notice of Borrowing pursuant to this Section 2.03 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Prime Loan shall be in a minimum amount of $100,000 and in multiples of $100,000 if in excess thereof, and each Eurodollar Loan shall be in a minimum amount of $2,500,000 and in multiples of $100,000 if in excess thereof, provided that the Borrowers shall not be entitled to request any Loan that, if made, would result in an aggregate of more than four separate Eurodollar Loans of any Lender being outstanding hereunder at any one time.

                   (e) (i) Except as otherwise provided in this subsection 2.03(e), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder.

                         (ii) Notwithstanding any other provision of this
Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Lenders and the Administrative Agent, the Borrowers, the Lenders and the Administrative Agent agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Loans pursuant to Section 2.01 hereof, subject to the procedures for settlement set forth in subsection 2.03(f) hereof; provided, however, that (a) the Administrative Agent shall in no event fund such Loans if the Administrative Agent shall have received written notice from the Majority Lenders on the Business Day prior to the day of the proposed Loan that one or more of the conditions precedent contained in Section 5.02 hereof will not be satisfied on the day of the proposed Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 hereof have been satisfied.

                         (iii) Unless (A) the Administrative Agent has notified
the Lenders that the Administrative Agent, on behalf of the Lenders, will fund a particular Loan pursuant to subsection 2.03(e) (ii) hereof, or (B) the Administrative Agent shall have been notified by any Lender on the Business Day prior to the day of a proposed Loan that such Lender does not intend to make available to the Administrative Agent such Lender's Pro Rata Share of the Loan requested on such day, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Parent on behalf of the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Related Document, the amount so advanced by the Administrative

Agent to any Borrower shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Parent of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

                       (iv) Nothing in this subsection 2.03(e) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

                   (f) (i) With respect to all periods for which the Administrative Agent has funded Loans pursuant to subsection 2.03(e) hereof, within fifteen (15) days after the last day of each calendar month, or such shorter period as it may from time to time select (any such month or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Lender of the average daily unpaid principal amount of the Loans outstanding during such Settlement Period. In the event that such amount is greater than the average daily unpaid principal amount of the Loans outstanding during the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Loans made on the date of such Lender's initial funding), each Lender shall promptly make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such average daily unpaid principal amount, the Administrative Agent shall promptly pay over to each other Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Potential Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Loans will be equal to its Pro Rata Share thereof. The obligations of each Lender under this subsection 2.03(f) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

                       (ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.03(f) (i) hereof, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Related Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrowers of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this subsection 2.03(f) (ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Borrowers or the Administrative Agent may have against any Lender as a result of any default by such Lender hereunder.

                   2.04. Reduction of Revolving Credit Commitment; Mandatory Prepayment; Optional Prepayment.

                         (a) Optional Reduction of the Revolving Credit
Commitment. (i) Subject to Section 2.04(e) hereof, the Borrowers may at any time or from time to time and without penalty or premium reduce the Revolving Credit Commitments of the Lenders to an amount not less than the sum of the unpaid principal amount of all Loans then outstanding plus the principal amount of all Loans not yet made as to which notice has been given by the Parent under Section
2.03 hereof plus the Letter of Credit Exposure at such time plus the Stated Amount of all Letters of Credit not yet issued as to which a request has been made unless the request is withdrawn and the Letter of Credit is not issued by the Letter of Credit Issuer under Section 3.01 hereof. Any reduction shall be in an amount which is an integral multiple of $1,000,000. Reduction of the Revolving Credit Commitments of the Lenders shall be made by providing not less than two Business Days' written notice (which notice shall be irrevocable) to such effect to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender) . Reductions of the Revolving Credit Commitments of the Lenders are irrevocable and may not be reinstated. Each such reduction shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share.

                             (ii) Mandatory Termination of Revolving Credit
Commitment. On the date which is ninety (90) days after the occurrence of a Change of Control, the Revolving Credit Commitments of all Lenders shall automatically terminate, provided that the Revolving Credit Commitments shall not terminate if, before the 60th day after the occurrence of a Change of Control, all Lenders notify the Administrative Agent that they have elected not to terminate their Revolving Credit Commitments. Nothing contained in this
Section 2.04(a) (ii) shall
affect the rights of the Administrative Agent and the Lenders in the event of a failure by the Borrowers to comply with Section 8.04 hereof.

                             (b) Mandatory Prepayment.

                             (i) Exceeding Current Commitment. If at any time
the Current Commitment is less than the aggregate unpaid principal amount of the Revolving Credit Loans then outstanding plus the Letter of Credit Exposure at such time, the Borrowers shall prepay an amount of the Revolving Credit Loans not less than the amount of such difference or, if the Revolving Credit Loans then outstanding are less than the amount of such difference, provide cash collateral, or other collateral acceptable to the Administrative Agent in its sole discretion, to the Administrative Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until such time as such excess no longer exists. Any such prepayment will not otherwise reduce the Revolving Credit Commitments of the Lenders. Concurrently with any notice of reduction of the Revolving Credit Commitments of the Lenders, the Borrowers shall give notice to the Administrative Agent of any mandatory prepayment which notice shall specify a prepayment date no later than the effective date of such reduction of the Revolving Credit Commitments of the Lenders.

                             (ii) Required Amortization of Term Loans. The
Borrowers shall on May 21 of each year, commencing May 21, 1998, repay $800,000 of principal of the Term Loans, and shall repay the entire unpaid principal amount of Term Loans on May 21, 2002. If the Parent or any Borrower shall consummate an initial public offering (an "IPO") (as such term is defined in the Convertible Subordinated Note and Stock Purchase Agreement as in effect but without regard to the amount of such offering) of securities, the Borrowers shall prepay the Term Loans (which prepayment shall be applied to the installments thereof in the inverse order of maturity) by an amount equal to the greater of (x) $2,000,000 and (y) the product of (i) the unpaid principal amount of the Term Loans at the time of such prepayment times (ii) the percentage that the amount of the Convertible Subordinated Debentures that is prepaid in connection with such IPO is of the total amount of the Convertible Subordinated Debentures outstanding (including that portion of the principal amount of any Convertible Subordinated Debentures for which notice of conversion has been given to the Parent pursuant to Section 9A(b) of the Convertible Subordinated Note and Stock Purchase Agreement) prior to such prepayment, but in no event shall the amount of the prepayment required by this second sentence exceed the amount of the then outstanding Term Loans. Such prepayment shall be made on the earlier of (i) the date of consummation of such IPO and (ii) the date of any prepayment of the Convertible Subordinated Debentures pursuant to the last sentence of clause (a) (ii) of Paragraph 10 of the Convertible Subordinated Note and Stock Purchase Agreement.

                   (iii) Other Mandatory Prepayments. The Administrative Agent shall on each Business Day apply funds deposited in the Agent Account in accordance with Section 7.13 hereof, to the payment, in whole or in part, of the Obligations outstanding (except such funds shall not be applied to the payment of the Term Loan unless there is an Event of Default and the Administrative Agent elects to so apply the funds). To the extent that sale proceeds referred to in Section 8.04 hereof are required to be a mandatory prepayment, such prepayment shall be made under this subsection (iii). The amount and circumstances under which funds are required to be swept into the Agent Account is set forth in Section 7.13.

                   (c) Optional Prepayment. The Borrowers may at any time or from time to time prepay, in whole or in part, any or all Loans then outstanding. Any partial prepayment of a Eurodollar Loan shall not reduce the aggregate principal amount of such Eurodollar Loan to less than $2,500,000.

                   (d) Prepayment Penalty and Termination Fee. All prepayments of Loans under this Section 2.04 shall be without premium or penalty, except as provided in this clause (d) and except that any prepayment of Eurodollar Loans shall be subject to the provisions of Section 2.12 hereof. The Borrowers agree that if the Revolving Credit Commitments are terminated in whole either (x) as a result of an Event of Default of a type described in Sections 9.01(a), Section 9.01(c) (but solely with respect to a breach of Section 7.15), Section 9.01(g), 9.01(h) or Section 9.01(j) or (y) as a result of voluntary termination by the Borrowers at any time prior to the third anniversary of the Closing Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of termination (together with any payments of principal, interest, fees or other amounts payable hereunder or any other Related Document on such date) an early termination fee as follows: (i) one and three quarters percent (1.75%) (one and one half percent (1.5%) if such payment is paid from the proceeds of or in anticipation of a public offering of equity securities of any of the Borrowers) from the Closing Date through the date one year from the Closing Date, (ii) one percent (1.00%) (three quarters of one percent (0.75%) if such payment is paid from the proceeds of or in anticipation of a public offering of equity securities of any of the Borrowers) from the date which is one year and one day after the Closing Date through the second anniversary of the Closing Date, (iii) one half of one percent (0.5%) from the date which is two years and one day after the Closing Date through the third anniversary of the Closing Date, and (iv) 0% if such payment is made at any time after the third anniversary of the Closing Date. The early termination fee shall be calculated by multiplying the applicable percentage above by $25,000,000.

                   2.05.  Interest Rate.

                         (a) Each Prime Loan shall bear interest at a rate per
annum for each day until paid equal to the Regular Rate as of such day plus
 .50%.

                         (b) Each Eurodollar Loan shall bear interest at a rate
per annum equal to the Eurodollar Rate plus 3% for the Interest Period in effect for such Eurodollar Loan.

                         (c) The Term Loan shall bear interest at a rate per
annum for each day until paid equal to the Regular Rate for such day plus .50%.

                   2.06. Interest Payment Dates. The Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, which interest shall be payable (i) if such Loan is a Prime Loan, monthly in arrears on the first day of each month, commencing June 1, 1997, and (ii) if such Loan is a Eurodollar Loan, on the last day of the Interest Period of such Eurodollar Loan. After maturity of any principal amount of any Loan (by acceleration, at scheduled maturity or otherwise), interest on such amount shall be due and payable on demand.

                   2.07. Amortization. To the extent not due and payable earlier pursuant to the terms of this Agreement, the entire unpaid principal amount of each of the Loans shall be due and payable on the Termination Date.

                   2.08.  Payments.

                         (a) Time, Place and Manner. All payments and
prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrowers hereunder or under any other Related Document shall be payable at or before 12:00 Noon, New York City time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to the Administrative Agent for the account of the Administrative Agent, CIT or the Lenders, as the case may be, at the Agent Account in Dollars in funds immediately available at the Bank's Office without setoff, counterclaim or other deduction of any nature. The Administrative Agent shall maintain a loan account (the "Loan Account") on its books in the name of the Borrowers in which the Borrowers will be charged with Loans made by the Administrative Agent or the Lenders to the Borrowers hereunder and with any other Obligations. The Borrowers and the Lenders hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time charge the Loan Account with any interest, fees, expenses and other Obligations that are due and payable under this Agreement or any Related Document. The Borrowers and the Lenders confirm that any charges which the Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion and shall constitute a Loan to the Borrowers funded by the Administrative Agent on behalf of the Lenders and subject to subsections 2.03(e) and 2.03(f) of this Agreement. Each of the Lenders and the Borrowers agree that the Administrative Agent shall have the right to make such charges regardless of whether any Event of Default or Potential Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. The Loan Account will be credited upon receipt of "good funds" in the Agent Account with all amounts actually received by the Administrative Agent from the Borrowers or others for the account of the Borrowers. Interest on all Loans and all fees that accrue on a per annum basis shall be computed on the basis of the actual number of days elapsed in the period during which interest or such fee accrues and a year of 360 days. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day in which it is made, one day's interest shall be paid on such Loan.

                         (b) Periodic Statements. The Administrative Agent shall
provide the Lenders and the Parent promptly after the end of each calendar month a summary statement (in the form from time to time used by the Administrative Agent) of (A) the opening and closing daily balances in the Loan Account during such month, (B) the amounts and dates of all Loans made during such month, (C) the amounts and dates of all payments on account of the Loans made during such month and each Lender's interest in the Loans, (D) the amount of interest accrued on the Loans during such month, (E) any Letters of Credit issued by the Letter of Credit Issuer during such month, specifying the Stated Amount thereof,
(F) the amount of charges to the Loan Account or Loans to be made during such month to reimburse CIT, the Lenders or the Letter of Credit Issuer for drawings made under Letters of Credit or payments made by CIT or the Lenders under the Letter of Credit Guaranty, and (G) the amount and nature of any charges to the Loan Account made during such month on account of interest, fees and expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall constitute prima facie evidence of the information contained in such statement, subject to the Borrower's and each Lender's express right to rebut such presumption by conclusively demonstrating the existence of any error on the part of the Administrative Agent.

                         (c) Apportionment of Payments. Except as otherwise
provided in this subsection, aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate and payments of the fees required to be paid by the Borrowers under this Agreement to the Administrative Agent (except as to amounts payable for the account of the Administrative Agent) shall be apportioned ratably and to the extent separately agreed to by the Administrative Agent and any Lender. All payments shall be remitted to the Administrative Agent and all such payments and any other amounts, including, without limitation, proceeds of Collateral received by the Administrative Agent from or as to the Borrowers shall be applied subject to the provisions of this Agreement first, to pay principal of and interest on any Loans funded by the Administrative Agent on behalf of the Lenders (including, without limitation, under Section 11.08 hereof) and any fees, expense reimbursements or indemnities then due to the Administrative Agent from the Borrower; second, to pay any fees, expense reimbursements or indemnities then due to the Lenders or the Letter of Credit Issuer hereunder; third, to pay interest due in respect of Loans and Unreimbursed Draws under Letters of Credit; and fourth, to pay, prepay or provide cash collateral, if then required, in respect of principal of Loans and Letter of Credit Exposure. The Administrative Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof, or at such other address as such Lender may designate in writing, such funds as it may be entitled to receive. The foregoing apportionment of payments is solely for the purpose of determining the obligations of the Borrowers hereunder and, notwithstanding such apportionment, any Lender may on its books and records allocate payments received by it in a manner different from that contemplated hereby. No such different allocation shall alter the rights and obligations of the Borrowers under this Agreement determined in accordance with the apportionments contemplated by this Section 2.08(c). To the extent that the Borrowers make a payment or payments to the Administrative Agent or the Administrative Agent receives any payment or other amount, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Administrative Agent.

                   (d) Interest Upon Events of Default. To the extent permitted by law, after there shall have occurred and so long as there is continuing an Event of Default, all unpaid Obligations of the Borrowers hereunder or under any Note or any other Related Document shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum of 2.5% above the Prime Rate for such day, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate.

                   (e) Unused Line Fee. From and after the Closing Date until the Termination Date, the Borrowers shall pay to the Administrative Agent, an unused line fee (the "Unused Line Fee") accruing at the rate of one half of one percent (1/2 of 1%) per annum, on the first $10,000,000 of any excess, if any, of the aggregate Revolving Credit Commitments over the sum of the Loans and Letter of Credit Exposure (computed on an average daily basis) outstanding from time to time and one-quarter of one percent (1/4 of 1%) on any remaining excess (so computed). All Unused Line Fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 1997.

                         (f) Letter of Credit Fees. From and after the Closing
Date until the Termination Date, the Borrowers shall pay to the Administrative Agent, a letter of credit fee (the "Letter of Credit Fee") at the rate of one and three-quarters (1.75%) on the face amount of each letter of credit payable on the date of issuance. All Letter of Credit Fees shall be payable monthly in arrears on the first day of each month commencing June 1, 1997. The Borrowers shall also pay the customary letter of credit fees and charges of CIT and the Letter of Credit Issuer for the administration, issuance, amendment and processing of any Letters of Credit issued by the Letter of Credit Issuer. Promptly following the Administrative Agent's receipt of any Letter of Credit Fees described above, the Administrative Agent shall pay to each Lender its Pro Rata Share of the amount of the Letter of Credit Fees received by the Administrative Agent.

                         (g) Success Fee. On the date the Parent or any other
Borrower consummates an initial public offering of equity securities, the Borrowers shall pay to the Administrative Agent for the account of the Lenders a success fee of $250,000.

                         (h) Closing Fee and Collateral Management Fee. The
Borrowers shall pay to the Administrative Agent for its own account (i) on the Closing Date a fee of $150,000 and (ii) on the Closing Date and upon each annual anniversary thereof, a collateral management fee of $15,000, each of such fees being fully earned when due. All fees under this Agreement and the other Related Documents may be charged to the Borrower's Loan Account and are non-refundable under all circumstances (except for a computational error agreed to by the Borrowers and the Administrative Agent).

                   2.09. Use of Proceeds. Each Borrower hereby covenants, represents and warrants that, the proceeds of the Loans will be used for working capital and general corporate purposes. Each Borrower hereby covenants, represents and warrants that the proceeds of the Letters of Credit will be used
(A) to import Inventory in the ordinary course of the Borrower's business and
(B) for general corporate purposes, including but not limited to workers' compensation insurance and general liability insurance programs.

                   2.10. Eurodollar Rate Not Determinable; Illegality or Impropriety.

                        (a) In the event and on each occasion, that on or before the day on which the Eurodollar Rate is to be determined for a borrowing that is to include Eurodollar Loans, the Administrative Agent has determined in good faith that, or has been advised by the Bank that, the Eurodollar Rate cannot be determined for any reason or the Eurodollar Rate will not adequately and fairly reflect the cost of maintaining Eurodollar Loans or Dollar deposits in the principal amount of the applicable Eurodollar Loans are not available in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of such Bank's Eurodollar Loans are then being conducted, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Parent and the other Lenders. In the event of any such determination, any request by the Parent for a Eurodollar Loan pursuant to Section 2.03 shall, until the Administrative Agent shall have advised the Parent and the other Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Prime Loan. Each determination by the Administrative Agent hereunder shall be conclusive and binding absent manifest error.

                    (b) In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any Eurodollar Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Borrowers describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Eurodollar Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Parent. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding Eurodollar Loan as a Eurodollar Loan, such Lender shall, upon the happening of such event, notify the Administrative Agent and the Parent, and the Borrowers shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, no later than the date permitted thereby, convert each such Eurodollar Loan into a Prime Loan.

                   2.11. Reserve Requirements: Capital Adequacy Circumstances.

                       (a) Notwithstanding any other provision herein, if any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose any tax on or change the basis of taxation of payments to the Letter of Credit Issuer or any Lender or any Affiliate of a Lender of the principal of or interest on any Eurodollar Loan made by such Lender or of any amounts payable hereunder (other than taxes imposed on the overall net income of the Letter of Credit Issuer or such Lender or such Affiliate by the jurisdiction in which the Letter of Credit Issuer or such Lender or such Affiliate has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Letter of Credit Issuer or such Lender or Affiliate of such Lender (except any such reserve requirement that is reflected in Reserve Requirements) or shall impose on the Letter of Credit Issuer or such Lender or such Affiliate any other condition affecting this agreement or any Eurodollar Loans made by such Lender or any Letter of Credit Issuer and the result of any of the foregoing shall be to increase the cost to the Letter of Credit Issuer or such Lender of making or maintaining any Eurodollar Loan or issuing any Letter of Credit or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the Letter of Credit Issuer or such Lender to be material then the Borrowers shall pay to the Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such additional costs incurred or reduction suffered. Any amount or amounts payable by the Borrowers to the Letter of Credit Issuer or any Lender in accordance with the provisions of this Section 2.11(a) shall be paid by the Borrowers to the Letter of Credit Issuer or such Lender within ten
(10) days after receipt by the Parent from the Letter of Credit Issuer or such Lender of a statement setting forth in reasonable detail the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding absent manifest error.

                   (b) If the Letter of Credit Issuer or any Lender shall have reasonably determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or by such Lender (or any lending office of such Lender) or by any Affiliate of such Lender, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Letter of Credit Issuer's or such Lender's capital or on the capital of such Lender's Affiliate, as the case may be, as a consequence of the Letter of Credit Issuer's obligations or such Lender's obligations under this Agreement and the Related Documents to a level below that which the Letter of Credit Issuer or such Lender or such Lender's Affiliate, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration the Letter of Credit Issuer's or such Lender's policies or such Lender's Affiliate's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Letter of Credit Issuer or such Lender to be material, then, from time to time, the Borrowers shall reimburse the Letter of Credit Issuer or such Lender for such reduction. Any amount or amounts payable by the Borrowers to the Letter of Credit Issuer or any Lender in accordance with the provisions of this
Section 2.11 (b) shall be paid by the Borrowers to the

Letter of Credit Issuer or such Lender within ten (10) days after receipt by the Parent from the Letter of Credit Issuer or such Lender of a statement setting forth (i) in reasonable detail the amount or amounts due, (ii) the basis for the determination from time to time of such amount or amounts and (iii) that such amount(s) have been determined in good faith, which statement shall be conclusive and binding absent manifest error.

                   (c) The Letter of Credit Issuer or any Lender may demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period; provided that the Letter of Credit Issuer or such Lender shall provide to the Borrowers a certificate setting forth in reasonable detail the basis on which such demand is made. The protection of this Section 2.11 shall be available to the Letter of Credit Issuer or any Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulations, guideline or other change or condition which shall have occurred or been imposed.

                  2.12. Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrowers to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by any Borrower to borrow any Eurodollar Loan hereunder or to convert any Prime Loan into a Eurodollar Loan after notice of such borrowing or conversion has been given pursuant to Section 2.03 or Section 2.14, as the case may be, (c) any payment, prepayment (mandatory or optional) or conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, or (d) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of margin) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed or converted (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow or convert on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or convert, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow or convert) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid or converted or not borrowed or converted for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 and the basis for the determination of such amount or amounts shall be delivered to the Borrowers and shall be conclusive and binding absent manifest error.

                   2.13. Sharing of Setoffs.

                   Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrowers or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Obligation as a result of which the aggregate unpaid amount of the Obligations owing to it shall be proportionately less than the aggregate unpaid amount of the Obligations owing to any other Lender, it shall simultaneously purchase from such other Lender at face value a participation in the Obligations owing to such other Lender, so that the aggregate unpaid amount of the Obligations and participations in Obligations held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Obligations owing to such Lender prior to such exercise of banker's lien, setoff or counterclaim or other event was to the aggregate unpaid amount of all Obligations outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys jointly and severally owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a loan directly to such Borrower in the amount of such participation.

                   2.14. Continuation and Conversion of Loans. Subject to
Section 2.03 and Section 2.10 hereof, the Borrowers shall have the right, at any time, (i) on three (3) Business Days' prior irrevocable written or telecopy notice given by the Parent to the Administrative Agent, to continue any Eurodollar Loan or any portion thereof into a subsequent Interest Period or to convert any Prime Loan or portion thereof into a Eurodollar Loan, or (ii) on one
(1) Business Day's prior irrevocable written or telecopy notice to the Administrative Agent, to convert any Eurodollar Loan or portion thereof into a Prime Loan, subject to the following:


                           (A) in the case of a continuation of a Eurodollar
                  Loan or portion thereof as such or a conversion of a Prime Loan or portion thereof into a Eurodollar Loan, (1) no Event of Default or Potential Default shall have occurred and be continuing at the time of such continuation or conversion and (2) Eurodollar Loans resulting from this Section 2.14 shall be limited in number as provided in Section 2.03(d);

                   (B) in the case of a continuation or conversion of less than all Revolving Credit Loans or Term Loans, as the case may be, the aggregate principal amount of any Eurodollar Loan continued or converted shall not be less than $5,000,000 and in multiples of $1,000,000 if in excess thereof;

                   (C) each conversion shall be effected by the Lenders by applying the proceeds of the new Loan to the Loan (or portion thereof) being converted; and, in the case of a conversion from a Eurodollar Loan to a Prime Loan, accrued interest on the Eurodollar Loan (or portion thereof) being converted shall be jointly and severally paid by the Borrowers at the time of conversion;

                   (D) if the new Loan made in respect of a conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of conversion;

                   (E) no portion of any Loan shall be continued or converted to a Eurodollar Loan with an Interest Period ending later than the Termination Date; and

                   (F) if any conversion of a Eurodollar Loan shall be effected on a day other than the last day of an Interest Period, the Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.12 hereof.

In the event that the Parent shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period, such Loan (unless repaid) shall automatically become a Prime Loan at the expiration of the then current Interest Period.

          2.15.   Taxes.

                (a) All payments made by the Borrowers hereunder, under the Notes or under any Loan Document will be made without setoff, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Lenders or the Letter of Credit Issuer (such nonexcluded taxes are hereinafter collectively referred to as the "Taxes"). If the Borrowers shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the Letter of Credit Issuer pursuant to this sentence) the Lenders or the Letter of Credit Issuer receive an amount equal to the sum they would have received had no such deductions or withholdings been made, (ii) the Borrowers shall make such deductions or withholdings, and (iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by any Borrower, as promptly as possible thereafter, the Borrowers and the Parent shall send the Lenders, the Letter of Credit Issuer and the Administrative Agent an official receipt showing payment. In addition, the Borrowers agree to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder (other than related to the net income of a Lender) or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Notes, the Letters of Credit or any other Loan Document (hereinafter referred to as "Other Taxes").

                   (b) The Borrowers will indemnify each Lender and the Letter of Credit Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by any Lender or the Letter of Credit Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted (provided if such Taxes or Other Taxes were not correctly or legally asserted, the Borrowers will be subrogated to the Lender's rights to recover such amounts of Taxes or Other Taxes actually paid). This indemnification shall be paid within 30 days from the date on which such Lender or such Letter of Credit Issuer makes written demand.

                   (c) Each Lender which is a foreign person (i.e., a Person other than a United States Person for United States Federal income tax purposes) hereby agrees that:

                            (i) it shall, no later than the Closing Date (or, in
                   the case of a Lender which becomes a party hereto pursuant to
                   Section 10.13 hereof after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the Parent through the Administrative Agent:

                            (a) two accurate and complete signed originals of
                   Form 4224, or

                            (b) two accurate and complete signed originals of
                   Form 1001,

in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending installation under this Agreement free from withholding of United States Federal income tax;

                            (ii) if at any time such Lender changes its lending installation or installations or selects an additional lending installation it shall, at the same time or reasonably promptly thereafter, deliver to the Parent through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder:

                            (a) if such changed or additional lending
                   installation is located in the United States, two accurate and complete signed originals of Form 4224, or

                            (b) otherwise, two accurate and complete signed
                   originals of Form 1001, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending installation under this Agreement free from withholding of United States Federal income tax; and

                            (iii) it shall, promptly upon the Parent's
                   reasonable request to that effect, deliver to the Parent such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

                        (d) If any Borrower fails to perform its obligations under this Section 2.15, the Borrowers shall indemnify the Lenders and the Letter of Credit Issuer for any incremental taxes, interest or penalties that may become payable as a result of any such failure.

                                 ARTICLE III.
                              LETTERS OF CREDIT

          3.01.    Letters of Credit.

                (a) General. In order to assist the Borrowers in establishing or opening documentary and standby letters of credit, which shall not have expiration dates that exceed one year from the date of issuance (the "Letters of Credit") with the Letter of Credit Issuer, the Borrowers have requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of a Letter of Credit Guaranty, thereby lending CIT's credit to that of the Borrowers, and CIT has agreed to do so. These arrangements shall be handled by CIT subject to the terms and conditions set forth below. CIT shall have no obligation to arrange for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. In addition, CIT shall not be required to be the issuer of any Letter of Credit. The Borrowers will be the account party for any application for a Letter of Credit, which shall be substantially in the form of Exhibit C hereto or on a computer transmission system approved by CIT and the Letter of Credit Issuer or such other written form or computer transmission system or such other form as may from time to time be approved by the Letter of Credit Issuer and CIT, and shall be duly completed in a manner acceptable to CIT, together with such other certificates, agreements, documents and other papers and information as the Letter of Credit Issuer or CIT may request (the "Letter of Credit Application"). In the event of any conflict between the terms of the Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control, except that CIT shall only be requested to join in applications for Letters of Credit which provide that the credits issued thereunder are governed by and subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500) and any amendments thereto and revisions thereof (the "UCP") and notwithstanding anything to the contrary herein contained, the credits issued thereunder shall be so governed by the UCP except as otherwise provided in the letters of application.

                   (i) The aggregate Letter of Credit Exposure shall not exceed $2,000,000. In addition, changes or modifications of the Letters of Credit by the Borrowers and/or the Letter of Credit Issuer of the terms and conditions thereof shall in all respects be subject to the prior approval of CIT in the exercise of its reasonable discretion, provided, however, that (x) the expiration date of all Letters of Credit shall be no later than 15 days prior to the Termination Date unless on or prior to 15 days prior to the Termination Date such Letters of Credit shall be cash collateralized in an amount equal to at least 105% of the Stated Amount of such Letters of Credit, (y) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to CIT and the Letter of Credit Issuer, and (z) Letters of Credit shall not be issued for the benefit of domestic trade creditors in connection with the purchase of Inventory by the Borrower.

                   (ii) The Administrative Agent shall have the right, without notice to the Borrowers, to charge the Loan Account with the amount of any and all indebtedness, liability or obligation of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Administrative Agent, CIT or the Lenders under the Letter of Credit Guaranty at the earlier of
          (x) payment by CIT or the Lenders under the Letter of Credit Guaranty, or (y) with respect to any Letter of Credit which is not cash collateralized as provided in this Agreement, the occurrence of an Event of Default. Any amount charged to the Loan Account shall be deemed a Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to subsections 2.03(e) and (f). Any charges, fees, commissions, costs and expenses charged to CIT for the account of the Borrowers by the Letter of Credit Issuer in connection with or arising out of Letters of Credit issued pursuant to this Agreement or out of transactions relating thereto will be charged to the Loan Account in full when charged to or paid by CIT and any such charges by CIT to the Loan Account shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Event of Default or Potential Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.

                   (iii) The Borrowers agree to unconditionally indemnify the Administrative Agent, CIT and each Lender and to hold the Administrative Agent, CIT and each Lender harmless from any and all loss, claim or liability incurred by the Administrative Agent, CIT or any such Lender arising from any transactions or occurrences relating to Letters of Credit established or opened for any Borrower's account and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by the Letter of Credit Issuer, other than for (i) any such loss, claim or liability arising out of the gross negligence or willful misconduct of the Administrative Agent, CIT or any Lender as determined by a final judgment of a court of competent jurisdiction or
          (ii) any loss, claim or liability for which the Letter of Credit Issuer would be responsible under the UCP unless the Administrative Agent, CIT or any Lender is liable to the Letter of Credit Issuer in respect thereof.

                   (iv) The Borrowers further agree to hold the Administrative Agent, CIT and each Lender harmless from any errors or omission, negligence or misconduct by the

          Letter of Credit Issuer. The Borrowers' unconditional obligation to the Administrative Agent, CIT and each Lender hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of (i) the Administrative Agent's, CIT's or such Lender's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction or (ii) any loss, claim or liability for which the Letter of Credit Issuer would be responsible under the UCP unless the Administrative Agent, CIT or any Lender is liable to the Letter of Credit Issuer in respect thereof. Neither the Administrative Agent, CIT nor any Lender shall be responsible for any payment against presentation of drafts, claims, or documents which do not strictly comply with the terms of any Letter of Credit provided the Letter of Credit Issuer determines in good faith that such drafts, claims or documents substantially comply with the terms of the Letter of Credit, and the Letter of Credit Issuer shall have sole discretion to decide whether to pay against drafts, claims or documents which in such Letter of Credit Issuer's judgment substantially comply with the terms of such Letter of Credit. The Borrowers agree that any charges incurred by CIT for the Borrowers' account by the Letter of Credit Issuer shall be conclusive and binding on the Borrowers absent manifest error and may be charged to the Loan Account.

                   (v) None of the Administrative Agent, CIT, the Letter of Credit Issuer or any of the Lenders shall be responsible for (a) the validity or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; or (b) fraud by the shipper and/or anyone else in connection with any such goods or the shipping thereof; or (c) any breach of contract between the shipper or vendors and the Borrower.

                  (vi) Without CIT's express consent in writing or through a computer transmission, each Borrower agrees after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by the Administrative Agent, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.

                  (vii) Each Borrower agrees that any necessary and material import, export or other license or certificates for the import or handling of Inventory required to be obtained by the Borrowers will have been promptly procured; all foreign and domestic governmental laws and regulations applicable to the Borrower in regard to the shipment and importation of

          Inventory or the financing thereof will have been timely and fully complied with, and any certificates in that regard that CIT may at any time reasonably request will be promptly furnished. In this connection, the Borrowers represent and warrant that all shipments made under any such Letters of Credit are in compliance with the laws and regulations of the countries in which the shipments originate and terminate except where all instances of such non-compliance taken together will not have a Material Adverse Effect. As between the Borrowers, on the one hand, and the Administrative Agent, CIT, the Lenders and the Letter of Credit Issuer, on the other hand, the Borrowers assumes all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. As between the Borrowers, on the one hand, and the Administrative Agent, CIT, the Lenders and the Letter of Credit Issuer, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or herein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower's risk, liability and responsibility.

                            (viii) Upon any payments made to the Letter of Credit Issuer under the Letter of Credit Guaranty, CIT or the Lenders, as the case may be, shall, without prejudice to its rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation any rights, remedies, duties or obligations granted or undertaken by the Borrowers to the Letter of Credit Issuer in any Letter of Credit Application, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Administrative Agent and apply in all respects to the Administrative Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

                            (ix) In the event that the Borrowers are required to provide cash collateral for any Letter of Credit, the Borrowers shall deposit such cash collateral in the Letter of Credit Cash Collateral Account, which cash collateral shall be held in the Letter of Credit Cash Collateral Account until either all Obligations have been paid in full in cash or cash collateral is no longer required under the terms of this Agreement.

                   (b) Request for Issuance. The Borrowers may from time to time, upon notice (an "L/C Notice") given by the Parent not later than 12:00 noon, New York City time, at least three

Business Days in advance, request CIT to assist the Borrowers in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the Letter of Credit Issuer, a Letter of Credit Application, together with any necessary related documents. CIT shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Majority Lenders on the Business Day immediately preceding the proposed issuance day for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and neither CIT nor the Administrative Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in
Section 5.02 have been satisfied.

                    3.02.   Participations.

                         (a) Purchase of Participations. Immediately upon the
issuance by the Letter of Credit Issuer of any Letter of Credit in accordance with the procedures set forth in Section 3.01, each Lender (other than CIT) shall be deemed to have irrevocably and unconditionally purchased and received from CIT, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of CIT with respect to such Letter of Credit (including, without limitation, all Undrawn Letter of Credit Availability and Reimbursement Obligations of the Borrowers with respect, thereto pursuant to the Letter of Credit Guaranty or otherwise).

                         (b) Sharing of Letter of Credit Payments. In the event
that CIT makes any payment in respect of the Letter of Credit Guaranty and the Borrowers shall not have repaid such amount to the Administrative Agent for the account of CIT, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(a) (ii) hereof.

                         (c) Obligations Irrevocable. The obligations of a
Lender to make payments to the Administrative Agent for the account of the Administrative Agent or CIT with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                             (i) any lack of validity or enforceability of this Agreement or any of the other Related Documents;

                             (ii) the existence of any claim, set off, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrowers or any other party and the beneficiary named in any Letter of Credit);

                             (iii) any draft, certificate or any other document
                   presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                             (iv) the surrender or impairment of any security
                   for the performance or observance of any of the terms of any of the Related Documents;

                             (y) any failure by the Administrative Agent to
                   provide any notices required pursuant to this Agreement relating to Letters of Credit; or

                             (vi) the occurrence of any Event of Default or
                  Potential Default.

                                  ARTICLE IV.
                  BORROWING BASE; JOINT AND SEVERAL LIABILITY

                  4.01. Condition of Lending and Assisting in Establishing or Opening Letters of Credit. CIT and the other Lenders shall have no obligation to make a Loan or assist in establishing or opening a Letter of Credit to the extent that the aggregate unpaid principal amount of the Loans and the Letter of Credit Exposure exceeds, or after giving effect to a requested Credit Extension would exceed, the Current Commitment at such time.

                  4.02. Mandatory Prepayment. Concurrently with the delivery of any Borrowing Base Certificate, the Parent shall give notice to the Administrative Agent of any mandatory prepayment pursuant to Section 2.04(b)
(i), which notice shall specify a prepayment date no later than the earlier of the date on which such Borrowing Base Certificate is given and the date on which such Borrowing Base Certificate is required to be provided to the Lenders.

                  4.03. Rights and Obligations Unconditional. Without limitation of any other provision of this Agreement, the rights of the Administrative Agent, CIT and the Lenders and the obligations of the Borrowers under this
Article IV are absolute, unconditional and the Administrative Agent, CIT and the Lenders shall not be deemed to have waived the condition set forth in Section
4.01 hereof or their right to payment in accordance with Section 4.02 hereof in any circumstance whatever, including but not limited to circumstances wherein, the Administrative Agent or the Lenders (knowingly or otherwise) make an advance hereunder in excess of the Borrowing Base.

                  4.04.     Borrowing Base Certificate.

                         (a) By 12:00 noon, New York City time five (5) Business
Days after the Saturday of each week (and on any other date on which the Administrative Agent reasonably requests), the Parent shall furnish to the Administrative Agent a certificate ("Borrowing Base Certificate") substantially in the form attached hereto as Exhibit D, certified as true and correct by a Designated Financial Officer, setting forth the Borrowing Base and the other information required therein as of the Borrower's close of business on the Saturday of the preceding week, together with such other information with respect to the Accounts and Inventory of the Borrowers as the Administrative Agent may reasonably request.

                         (b) In the event of any dispute about the eligibility
of any asset for inclusion in the Borrowing Base or the valuation thereof, the Administrative Agent's good faith judgment shall control.

                         (c) The Borrowing Base set forth in a Borrowing Base
Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Administrative Agent to but not including the date on which a subsequent Borrowing Base Certificate is duly received by the Administrative Agent, unless the Administrative Agent disputes the eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower, in which case the value of such asset shall, at the discretion of the Borrower, either not be included in the Borrowing Base or be included in the Borrowing Base with a value reasonably acceptable to the Administrative Agent.

                         (d) Each Borrowing Base Certificate shall be
accompanied by backup schedules showing the derivation thereof and containing such detail and such other and further information as the Administrative Agent may reasonably request from time to time.

                   4.05. General Provisions. Notwithstanding anything to the contrary in this Article IV, in no event shall any single element of value or asset be counted twice in determining the Borrowing Base.

                   4.06. Joint and Several Liability. The obligations of the Borrowers under the Loan Documents are joint and several, whether or not so stated to be so in any particular provision. To the extent applicable, each Borrower waives any defense to payment based upon suretyship defenses. The liability of a Person that becomes a Borrower pursuant to Section 4.07 hereof shall include all liabilities incurred or based upon events which occurred prior to the date such Person becoming a Borrower. Each

Borrower agrees that all information, certificates, reports, financial statements, warranties and statements made by the Parent to the Administrative Agent or any of the Lenders under or pursuant to the Loan Documents shall also be deemed to be made by such Borrower.

                   4.07. Additional Parties. The Borrowers shall not make or own any investment in any Person (other than (i) Permitted Investments, (ii) investments in a Subsidiary if the assets of such Subsidiary before and after giving effect to such investment are less than $5,000 and (iii) investments in a Subsidiary formed solely for the purpose of consummating an acquisition of a majority of the securities or substantially all of the assets of a Person or a division of such Person provided, in the case of an investment under this clause
(iii), before and as a result of giving effect to such Investment no Potential Default or Event of Default shall have occurred and be continuing and such Subsidiary complies with the provisions of this Section 4.07 within two (2) Business Days after such investment is made) unless (a) such Person shall become or be a Subsidiary on or prior to the date of such investment, (b) such Person shall become a Borrower hereunder by the execution and delivery to the Administrative Agent of a Joinder Agreement in the form attached hereto as Exhibit H, (c) as a result of giving effect to such Investment, no Potential Default or Event of Default shall have occurred and be continuing and (d) such Person shall have delivered to the Administrative Agent such certificates, documents, instruments and legal opinions as may be requested by the Administrative Agent.

                                   ARTICLE V.
                  CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT
                              ISSUANCE AND LENDING

                   5.01. Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied and the obligation of any Lender to make the initial Loan hereunder or the obligation of CIT or any Lender to assist the Borrowers in obtaining the issuance of the initial Letter of Credit hereunder shall be subject to the satisfaction of the following conditions precedent:

                         (a) Payment of Fees. etc. The Borrowers shall have paid
all fees, costs, expenses and taxes then payable by any Borrower including, without limitation, those due and payable pursuant to Sections 2.08 and l0.06 hereof. The Borrowers shall have paid to counsel to the Administrative Agent all fees and other client charges due to such counsel on the Closing Date.

                         (b) Representations and Warranties; No Event of
Default. The representations and warranties contained in Article VI of this Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent, the Lenders or the Letter of Credit Issuer pursuant hereto or thereto or prior to the Closing Date shall be correct in all material respects on and as of the Closing Date as though made on and as of such date; and no Potential Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from this Agreement becoming effective in accordance with its terms.

                         (c) Legality. The making of the initial Loans and the
issuance of the initial Letter of Credit shall not contravene any law, rule or regulation applicable to CIT, the Lenders or the Letter of Credit Issuer.

                         (d) Delivery of Documents. The Administrative Agent
shall have received on or before the Closing Date the following, each in form and substance satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Closing Date (it being understood that, in the case of limited liability companies, references below to charter, bylaws and directors shall refer to the equivalent documents or persons, including limited liability company agreements, certificates of formation and members):

                             (i) a Revolving Credit Note and Term Note payable
                   to the order of each Lender, duly executed by the Borrowers;

                             (ii) the Security Agreements, duly executed by the
                   Borrowers;
                             (iii) appropriate financing statements on Form UCC-
                   1, duly executed by the Borrowers to be duly filed in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by the Security Documents;

                             (iv) certified copies of requests for copies or
                   information on Form UCC-l1, listing all effective financing statements which name as debtor any Borrower, tax liens and judgment liens and which are filed in the offices referred to in paragraph (iii) above, together with copies of such financing statements, none of which, except as otherwise agreed to in writing by the Administrative Agent, shall cover any of the Collateral;

                             (v) a copy of the resolutions adopted by the Board
                   of Directors of each Borrower, certified as of the Closing Date by authorized officers thereof, authorizing (A) in the case of a Borrower, the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Borrower is or will be a party, and (B) the execution, delivery and performance by such Borrower of each Loan Document and the execution and delivery of the other documents to be delivered by such Borrower in connection therewith;

                         (vi) a certificate of an authorized officer of each
                   Borrower, certifying the names and true signatures of the officers of such Borrower authorized to sign each Loan Document to which such Borrower is or will be a party and the other documents to be executed and delivered by such Borrower in connection therewith, together with evidence of the incumbency of such authorized officers;

                         (vii) a certificate, dated as of a date not more than
                   10 Business Days prior to the Closing Date, of the appropriate official(s) of the state of incorporation and each state of foreign qualification of each Borrower, certifying as to the subsistence in good standing of, and the payment of taxes by, such Borrower in such states and listing all charter documents of such Borrower on file with such official(s), together with confirmation by telephone or telegram (where available) on the Closing Date from such official(s) as to such matters;

                         (viii) a copy of the charter of each Borrower certified
                   as of a date not more than 10 days prior to the Closing Date by the appropriate official(s) of the state of incorporation of such Borrower and as of the Closing Date by an authorized officer of such Borrower;

                         (ix) a copy of the by-laws of each Borrower, certified
                   as of the Closing Date by an authorized officer of the Borrower;

                         (x) opinions of (i) Loeb & Loeb LLP, (ii) Cole, Schotz,
                   Meisel, Forman & Leonard (as to matters of New Jersey law) and (iii) Baker, Donelson, Bearman & Caldwell (as to matters of Tennessee law) in form and substance satisfactory to the Administrative Agent as to such matters as the Administrative Agent may request;

                         (xi) a certificate of the Designated Financial Officer
                   of each Borrower certifying as to the matters set forth in subsection (b) of this Section 5.01;

                         (xii) a copy of the financial statements and
                   projections of the Parent and its Subsidiaries referred to in
                   Section 6.07 hereof, certified by a Designated Financial Officer, it being understood that the actual results may differ from the projections;

                         (xiii) a Borrowing Base Certificate current as of the
                   close of business on a date not earlier than

                  May __, 1997, certified by the Designated Financial Officer of each Borrower;

                         (xiv) a certificate of an authorized officer of the
                  Parent certifying the names and true signatures of those officers of the Parent that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the Loan Documents;

                         (xv) if requested by the Administrative Agent, a copy
                  of each Material Contract certified as a true and correct copy thereof by the Designated Financial Officer of the appropriate Borrower;

                            (xvi) a copy of financial statement projections for
                  the fiscal year ending March 31, 1997 and the fiscal year ending March 31, 1998;

                            (xvii) copies, certified as true and correct by a
                  Designated Financial Officer of the Parent, of any collective bargaining agreements or any other similar agreement or arrangements covering the employees of the Parent or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements")

                            (xviii) a certificate of insurance evidencing
                  insurance on the property of the Borrowers as is required by
                  Section 7.07 of this Agreement, naming the Administrative Agent as additional insured and loss payee, using a long form loss payee endorsement, for all insurance maintenance by the Borrowers; and

                            (xix) (a) the Leasehold Mortgages, each in
                  recordable form and duly executed and acknowledged by the applicable Borrower that is a party thereto, and, if required by the Administrative Agent, title reports showing the absence of any Liens on the interests of such Borrower in the respective leaseholds subject to the Leasehold Mortgages, (b) such memoranda of lease, in recordable form and duly acknowledged by the parties thereto, and (c) such Landlord Agreements, duly executed by the applicable landlord, in the form included as part of Exhibit I-1 or 1-2 or in such other form as may be reasonably acceptable to the Administrative Agent; and

                            (xx) such other agreements, instruments, approvals,
opinions and other documents as the Administrative Agent may reasonably request.

                         (e) Proceedings: Receipt of Documents. All proceedings
in connection with the transactions contemplated by this Agreement and the Related Documents and all documents incidental thereto, shall be satisfactory to the Administrative Agent and its special counsel, and the Administrative Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or such special counsel may reasonably request.

                         (f) Cash Management System. The cash management system
of the Borrowers shall be satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have received (1) an original notice letter for each Depository Bank listed on Schedule 6.27 which will be sent to each such Depository Bank, (2) a Cash Concentration Account Agreement executed by the Parent and the Cash Concentration Account Bank, (3) a Disbursement Account Agreement executed by the Parent and the Disbursement Account Bank, and (4) a GDI Vista Account Agreement executed by the Parent and the GDI Vista Account Bank.

                         (g) Audit. The Administrative Agent shall have
completed and shall be satisfied (in its sole discretion) with the results of an audit of the Accounts, Inventory, assets and liabilities and books and records of the Borrowers and the Borrowers shall have paid all fees and expenses payable in connection with such audit.

                         (h) Appraisal. The Administrative Agent shall have
received a report on the Inventory of the Borrowers, prepared by Bauxbaum Ginsberg & Associates, which report shall be in form and substance satisfactory to the Administrative Agent.

                         (i) Lien Priority. The Lien in favor of the
Administrative Agent pursuant to the Related Documents shall be a valid and perfected first priority Lien on the Collateral, which shall be subject to no other Liens except for Permitted Liens.

                         (j) Compliance. The Administrative Agent shall have
received evidence reasonably satisfactory to the Administrative Agent of the Borrowers' compliance with all Environmental Laws, ERISA, tax and labor matters.

                         (k) Legal Restraints/Litigation. On the Closing Date,
there shall be no (1) litigation, investigation or proceeding (judicial or administrative) pending or, to the knowledge of the Borrowers or threatened, against any Borrower or its Subsidiaries, or their assets, by any agency, division or department of any county, city, state or federal government relating to the use of proceeds of the Loans or the Loan Documents, (2) injunction, writ or restraining order restraining or prohibiting the transactions contemplated pursuant to the transactions contemplated by the Loan Documents, or (3) suit, action, investigation or proceeding (judicial or administrative) pending or, to the knowledge of any Borrower, threatened against any Borrower or its Subsidiaries, or its assets, which could have a Material Adverse Effect.

                 (l) Absence of Material Adverse Effect. The Administrative Agent shall be satisfied in its reasonable judgment that there is an absence of any Material Adverse Effect.

                 (m) Waivers. The Administrative Agent shall have received such Landlord Agreements and warehouse waivers as it deems advisable.

                 (n)   Amendment of Convertible Subordinated Note and
Stock Purchase Agreement. The subordination provisions of the Convertible Subordinated Note and Stock Purchase Agreement shall have been amended in a manner satisfactory to the Administrative Agent.

                 (o) The Administrative Agent shall have received executed consents from third parties to any licensing agreements to which any of the Borrowers are parties as may, in the judgment of the Administrative Agent, be necessary or desirable for the Administrative Agent to exercise its rights and remedies under the Security Documents.

           5.02. Conditions Precedent to Loans and Letters of Credit. In addition to the requirements of Section 5.01 hereof, the obligation of each Lender to make any Loan and the obligation of CIT or any Lender to assist a Borrower in obtaining the issuance of any Letter of Credit is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

                 (a) Payment of Fees, etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to Sections 2.08 and 10.06 hereof.

                 (b)   Representations and Warranties; No Event of
Default. The following statements shall be true, and the submission by the Parent to the Administrative Agent of a Notice of Borrowing with respect to a Loan and a Borrower's acceptance of the proceeds of such Loan, or the submission by the Parent to the Administrative Agent and the Letter of Credit Issuer of an L/C Notice with respect to a Letter of Credit and the issuance of such Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Loan and the date of the issuance of such Letter of Credit that, (i) the representations and warranties contained in Article VI of this Agreement and in each other Loan Document and certificate or other writing delivered to the Administrative Agent, the Lenders and the Letter of Credit Issuer pursuant hereto on or prior to the date of such Loan or Letter of Credit are correct in all material respects on and as of such date as though made on and as of such date (except for representations and warranties which relate to a specific date) and; (ii) no potential Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date or the issuance of the Letter of Credit to be issued on such date.

                 (c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to CIT, the Lenders or the Letter of Credit Issuer.

                 (d) Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.03 hereof no later than 12:00 noon (New York City time) three (3) Business Days prior to the date of the proposed borrowing with respect to a Eurodollar Loan or on the date of a proposed borrowing of a Prime Loan or an L/C Notice and a Letter of Credit Application pursuant to Section 3.01 hereof not later than 12:00 noon (New York City time) three Business Days prior to the proposed date of issuance of a Letter of Credit.

                 (e) All Subsidiaries are Borrowers. Each Subsidiary of the Parent or any Borrower is a Borrower pursuant to the terms of this Agreement, except any such Subsidiary that does not have assets in excess of $5,000 and except as otherwise permitted by Section 4.07.

                                  ARTICLE VI.
                        REPRESENTATIONS AND WARRANTIES

           The Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and the Lenders as follows:

           6.01. Organization, Good Standing. etc. Each Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and (in the case of the Borrower) to make the borrowings hereunder and to consummate the transactions contemplated hereby and
(iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, with respect to this clause (iii), where all instances of such failure to qualify taken together will not have a Material Adverse Effect.

           6.02. Authorization, etc. The execution, delivery and performance by each Borrower of each Loan Document to which it is a party, (i) has been duly authorized by all necessary corporate action, (ii) does not and will not contravene its charter or bylaws, operating agreement or other constituent document, (iii) does not and will not contravene any other applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties or result in a default under any agreement or instrument to which such Borrower is a party or by which such Borrower or its properties may be subject which contravention is reasonably likely to have a Material Adverse Effect, (iv) does not and will not result in or require the creation of any Lien (other than pursuant to any such Loan Document) upon with respect to any of its properties which is reasonably likely to have a Material Adverse Effect, and (v) does not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties which is reasonably likely to have a Material Adverse Effect.

           6.03. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery by each Borrower of the Loan Document to which it is a party, consummation of the transactions therein contemplated, performance of or compliance with the terms and conditions thereof or to ensure the legality, validity, enforceability and admissibility in evidence thereto, except for the filings and recordings in respect of the Liens created pursuant to the Security Documents.

           6.04. Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which each Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding joint and several obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms, except as may be limited by applicable bankruptcy; insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity.

           6.05. Subsidiaries. Schedule 6.05 hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding capital stock of each Subsidiary of each Borrower in existence on the Closing Date. All shares of such stock owned by each Borrower or one or more of its Subsidiaries, as indicated in such Schedule, are owned free and clear of all Liens, except for the Liens in favor of the Administrative Agent that secure payment of the Obligations and other Liens set forth on Schedule
8.01. There are no options, warrants or other rights to acquire shares of capital stock of any Subsidiary of the Borrower.

           6.06. Litigation. Except as set forth on Schedule 6.06 hereto, there is no pending or, to the knowledge of the Borrowers, threatened action, suit or proceeding requesting damages in an amount in excess of $1,000,000 affecting the Borrowers or any of their respective Subsidiaries before any court or other Governmental Authority or any arbitrator in existence. There is no pending or, to the knowledge of the Borrowers, threatened action, suit or proceeding affecting the Borrowers or any of their respective Subsidiaries before any court or other Governmental Authority or any arbitrator which may have a Material Adverse Effect.

           6.07.    Financial Condition.

                 (a) Historical Statements. The Borrowers have heretofore furnished to the Lenders a consolidated balance sheet of the Parent and its consolidated subsidiaries as of December 31, 1996 and the nine month period then ended, as certified by a Designated Financial Officer of the Parent. Schedule 6.07(a) sets forth a list of audited financial statements for various Borrowers heretofore furnished by the Borrowers to the Lenders, as examined and reported on by the independent public accountants specified on Schedule 6.07(a). Such audited and unaudited financial statements (including the notes, if any, thereto) present fairly, in all material respects, the financial condition of the Parent and its consolidated subsidiaries or such Borrower, as the case may be, as of the nine month period ended December 31, 1996 or such fiscal year, as the case may be, and the results of their respective operations for the such nine month period or fiscal year, as the case may be, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal period except as disclosed therein. Except as disclosed in the Schedules hereto, the Borrowers do not have any material contingent liabilities (including liabilities for taxes), unusual forward or long term commitments or unrealized or anticipated losses from unfavorable commitments.

                 (b) The Parent has heretofore furnished to the Lenders projections of the Borrowers for the five years ended March 31, 2002, and such projections have been prepared in accordance with the standard set forth in the second sentence of Section 6.17 hereof.

           6.08. Compliance with Law, etc. Each of the Borrowers and their respective Subsidiaries is not in violation of its charter or by-laws, any law (including but not limited to violations pertaining to the conduct of its business or the use, maintenance or operation of the real and personal properties owned or possessed by it) or any term of any material agreement or instrument binding on or otherwise affecting it or any of its properties, except where all such violations taken together will not have a Material Adverse Effect.

           6.09. ERISA. (i) Each Plan is in substantial compliance with the applicable provisions of ERISA and the IRC Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Benefit Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Plan, including Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct in all material respects and fairly presents the funding status of such Benefit Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Benefit Plan had an accumulation or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account within the meaning of Section 412 of the IRC Code at any time during the previous 60 months, and (v) no Lien imposed under the IRC Code or ERISA exists or is likely to arise on account of any Benefit Plan within the meaning of Section 412 of the IRC Code. None of the Borrowers nor any of their respective ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, and none of the Borrowers is aware of any facts indicating that any Borrower or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Except as required by Section 4980B of the IRC Code or as disclosed on Schedule 6.09, the Borrower does not maintain a welfare plan (as defined in Section 3(1) of ERISA) which provides benefits or coverage after a participant's termination of employment. None of the Borrowers nor any of their respective ERISA Affiliates have incurred any liability under the Worker Adjustment and Retraining Notification Act. All Plans in existence on the Closing Date are set forth on Schedule 6.09 hereto.

           6.10. Taxes, etc. All tax returns required to be filed by each Borrower and its Subsidiaries have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon each Borrower and its Subsidiaries or upon any of their respective properties, income, sales or franchises which are shown thereon as due and payable have been paid, unless payment thereof is being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which, adequate reserves therefor are being maintained. The reserves and provisions for taxes, if any, on the books of each Borrower are adequate for all open years and for its current fiscal period. Except as set forth on Schedule 6.10, each Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against).

           6.11. Regulation G, T, U or X. Each Borrower is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

           6.12. Nature of Business. Each Borrower is not engaged in any business other than the direct mail catalog and internet marketing and sales business or the leasing of commercial property in connection with such business.

           6.13. Adverse Agreements. etc. None of the Borrowers or any of their Subsidiaries is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which has a Material Adverse Effect, or, to the best knowledge of any Borrower, is reasonably likely to have a Material Adverse Effect.

           6.14. Holding Company and Investment Company Acts. Neither any Borrower nor any of their respective Subsidiaries is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of or "principal underwriter" of or for an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

           6.15. Permits, etc. Each Borrower and its Subsidiaries have all material permits, licenses, authorizations and approvals required for them lawfully to own and operate their business.

           6.16. Priority, Title. Except for Permitted Liens (including the Liens set forth in Schedule 8.01), the Liens granted under the Security Documents constitute and shall at all times constitute perfected, first priority Liens on the Collateral which are subject to no other Liens other than Permitted Liens, and each Borrower is the sole and absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create Liens therein. Except as set forth on Schedule 8.01, no Person has any right of first refusal, option or other preferential right to purchase any Collateral. The Borrowers will at their expense forever warrant and, at the Administrative Agent's request, defend the same from any and all claims and demands of any other Person other than the Permitted Liens; and the Borrowers will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor or any other Person other than Permitted Liens. The Borrowers and its respective Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens except Permitted Liens.

           6.17. Full Disclosure. The representations or warranties made by the Borrowers under this Agreement and the other Loan Documents, taken as a whole, are not false or misleading in any material respect and the Loan Documents, the schedules and exhibits thereto and the certificates, reports, statements and other documents or information furnished to the Administrative Agent or the Lenders in connection herewith or therewith or with the consummation of the transactions contemplated hereby and thereby, taken as a whole, do not contain any material misstatement of fact. To the extent any Borrower furnishes any projections of the financial position and results of operations of any Borrower for, or as at the end of, certain future periods, such projections were believed at the time furnished to be reasonable, have been or will have been prepared on a reasonable basis and in good faith by such Borrower, and have been or will be based on assumptions believed by such Borrower to be reasonable at the time made and upon the best information then available to the Borrowers, it being understood, however, that actual results may differ from such projections.

           6.18. Operating Lease Obligations. On the Closing Date, (i) each Borrower does not have any material obligations as lessee for the payment of rent for any real property other than the Operating Lease Obligations set forth in Schedule 6.18 hereto and (ii) each Borrower does not have any personal property leases providing for total rent payments in excess of $1,000,000 in the aggregate under any single lease except as set forth on Schedule 6.18 hereto.

           6.19.    Environmental Matters. Except as disclosed in Schedule
6.19 hereto (i) none of the operations of any Borrower is the subject of any federal, state or local investigation to determine whether any Remedial Action is needed to address the presence, disposal, Release or threatened Release; (ii) the operations of each Borrower and its Subsidiaries are in compliance with all Environmental Laws; (iii) there has been no Release at any of the properties owned or operated by any Borrower, its Subsidiaries or any predecessor in interest or title, or at any disposal or treatment facility which received Hazardous Materials generated by any Borrower, its Subsidiaries or any predecessor in interest or title which is reasonably likely to result in Environmental Liabilities and Costs of $250,000 or more; (iv) no Environmental Actions have been asserted against any Borrower, its Subsidiaries or any predecessor in interest or title nor does any Borrower or its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against any Borrower, its Subsidiaries or any predecessor in interest or title which, if adversely determined, is reasonably likely to result in Environmental Liabilities and Costs of $250,000 or more; (v) each Borrower and its Subsidiaries have obtained all permits, approvals, authorizations and licenses required by Environmental Laws necessary for their operations, and all such permits, approvals, authorizations and licenses are in effect and each Borrower and its Subsidiaries are in compliance with all terms and conditions of such permits, approvals, authorizations and licenses; (vi) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Borrower, its Subsidiaries or any predecessor in interest or title which, if adversely determined, is reasonably likely to result in Environmental Liabilities and Costs of $250,000 or more.

           6.20. Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate as of the Closing Date and does not omit to state any information material thereto.

           6.21. Insurance. Each Borrower and its Subsidiaries keep their properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workers compensation insurance in the amount required by applicable law, (iii) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or by the Loan Documents. Schedule 6.21 hereto sets forth a list of all insurance maintained by each Borrower and its Subsidiaries on the Closing Date.

           6.22. Use of Proceeds. The proceeds of the Loans shall be used for working capital and general corporate purposes. The Letters of Credit will be used (A) to import Inventory in the ordinary course of the Borrower's business, and (B) for general corporate purposes, including but not limited to workers' compensation insurance and general liability insurance programs.

           6.23. Security Documents. The Security Documents create and grant to the Administrative Agent, for the benefit of the Lenders, a legal, valid and perfected first priority Lien on the Collateral subject to no other Liens except for Permitted Liens.

           6.24.    Financial Accounting Practices, etc.

                 (a) Each Borrower and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP except as previously disclosed to the Administrative Agent and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                 (b) Each Borrower and its Subsidiaries maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Inventory and the valuation thereof) is accurate.

           6.25. No Material Adverse Effect. Since December 31, 1996, there has not occurred any Material Adverse Effect or any event which could have a Material Adverse Effect.

           6.26.    Real Property; Leases.

                 (a) Schedule 6.26 hereto sets forth a complete and accurate description and list as of the Closing Date of the location, by state and street address, of all real property owned and leased by each Borrower, together with, in the case of real property that is owned, a statement as to whether such real property is the subject of a contract of sale (and, if so, a statement as to the status of such sale).

                 (b) As of the Closing Date, each Borrower has valid leasehold interests in the Leases described in Schedule 6.26 hereto. Schedule 6.26 hereto sets forth with respect to each Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. Neither any Borrower nor, to the knowledge of the Borrowers, any other party to any Lease is in default of its obligations thereunder and the Borrowers have not at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any such Lease, except for defaults the consequence of which in the aggregate would have no Material Adverse Effect.

                 (c) All permits required to have been issued to the Borrowers with respect to the real property owned or leased by the Borrowers to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used (separate and apart from any other properties), have been lawfully issued and are in full force and effect, other than such permits which if not obtained, would not have a Material Adverse Effect, and all such real property complies in all material respects with all applicable legal and insurance requirements.

                 (d) The Borrowers have not received any notice, nor does any Borrower have any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by any Borrower or any Subsidiary.

                 (e) No portion of any real property owned or leased by any Borrower or any of its Subsidiaries has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition existing prior to such casualty or which if not repaired or restored is not reasonably likely to result in a Material Adverse Effect.

           6.27. Location of Bank Accounts. Schedule 6.27 hereto sets forth a complete and accurate list as of the Closing Date of all deposit and other accounts, including the Cash Concentration Account, the Disbursement Account, the GDI Vista Account and all Depository Accounts, maintained by each Borrower and its Subsidiaries together with a description thereof (i.e. the bank at which such deposit or other account is maintained and the account number and the purpose thereof).

           6.28. No Event of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

           6.29. Capitalized Leases. As of the Closing Date, Capitalized Lease Obligations of each Borrower and its Subsidiaries do not exceed $500,000 in the aggregate.

           6.30. Tradenames. Schedule 6.30 hereto sets forth a complete and accurate list as of the Closing Date of all tradenames used by the Borrowers.

           6.31. Solvency. After giving effect to the transactions contemplated by this Agreement and the Related Documents and each Credit Extension, the Borrowers taken as a whole are Solvent.

           6.32. Inventory. There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than (i) those locations listed on Schedule 1.01(A) hereto and (ii) any other locations approved in writing by the Administrative Agent pursuant to the definition of "Eligible Inventory". Schedule 1.01(A) hereto contains a true, correct and complete list, as of the Closing Date, of the legal names and addresses of each store and warehouse at which Inventory of all of the Borrowers is stored. None of the receipts received by any of the Borrowers from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

           6.33. Intellectual Property. The Borrowers own or license or otherwise have the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their businesses and, to the knowledge of the Borrowers, without infringement upon or conflict with the rights of any other Person with respect thereto. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrowers, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

           6.34. Material Contracts. Set forth in Schedule 6.34 hereto is a complete and accurate list as of the Closing Date of all Material Contracts of each Borrower, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against such Borrower and, to such Borrower's knowledge, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified in any material respect, and (iii) there exists no default under any Material Contract by such Borrower or, to such Borrower's knowledge, any other party thereto which has not been cured or waived.

           6.35.    Labor Relations; Collective Bargaining Agreements.

                 (a) Set forth on Schedule 6.35 hereto is a list (including dates of termination) of all Collective Bargaining Agreements as of the Closing Date between or applicable to each of the Borrowers and any union, labor organization or over bargaining agent in respect of the employees of each of the Borrowers.

                 (b) None of the Borrowers is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is
(i) no significant unfair labor practice complaint pending against any Borrower or, to the best knowledge of each Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any Collective Bargaining Agreement is now pending against any Borrower, or to the knowledge of any Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or to the knowledge of the Borrowers, threatened against any Borrower, and (iii) to the knowledge of the Borrowers, no union representation question existing with respect to the employees of any Borrower, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

           6.36. Accounts. The chief executive office of each Borrower and the location of its books and records are set forth on Schedule 6.36 hereto. All agreements related to credit card receivables, including private label credit cards as of the Closing Date, are listed on such Schedule 6.36.

                                 ARTICLE VII.
                             AFFIRMATIVE COVENANTS

           So long as any principal of or interest on the Loans or the Reimbursement Obligations or any other Obligations (whether or not due) shall remain unpaid or the Lenders shall have any Revolving Credit Commitment hereunder, each Borrower will, unless the Majority Lenders shall otherwise consent in writing:

           7.01.    Reporting Requirements. Furnish to the Lenders:

                 (a)   As soon as practicable and in any event within ninety
(90) days after the close of each fiscal year of the Parent, a consolidated and consolidating statement of operations and cash flows of the Parent and its Subsidiaries (including all Borrowers) for such fiscal year and a balance sheet of the Parent and its consolidated Subsidiaries (including the Borrowers) as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, which consolidated statement and balance sheet shall be audited and accompanied by an opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Parent and reasonably satisfactory to the Administrative Agent. The opinion of such accountants (the "Accountant's Opinion") shall be without a "going concern" qualification or like qualification or exception or qualification arising out of the scope of the audit with respect to such consolidated statement and balance sheet being prepared in compliance with GAAP and shall in any event contain a written statement of such accountants substantially to the effect that (i) such accountants examined such statement and balance sheet in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such statement and balance sheet present fairly, in all material respects, the financial position of the Parent and its consolidated Subsidiaries as of the end of such fiscal year and the results of its operations and the changes in its financial position for such fiscal year, in conformity with GAAP (except for changes in application in which such accountants concur). A copy of the Accountant's Opinion shall be delivered to the Administrative Agent and each Lender and signed by such independent public accountants. Each set of the consolidated statement and balance sheets delivered pursuant to this Section 7.01(a) shall be accompanied by (1) a certificate or report dated the date of such statement and balance sheet by the accountants who certified or reported on such statement and balance sheet stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statement and balance sheet they did not become aware of any Event of Default or Potential Default, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof, if determinable and (2) a certificate dated the date of the delivery of such statements and balance sheet by the Designated Financial Officer of the Parent stating in substance that he has reviewed this Agreement and that in making the examination necessary for this certification, he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof if determinable in form and substance satisfactory to the Administrative Agent.

                 (b)   As soon as practicable and in any event within forty-five
(45) days after the close of each of the first three fiscal quarters of each of the Parent's fiscal years (except sixty days for the fiscal quarters ended March 31 and June 30, 1997), unaudited consolidated statements of operations and cash flows of the Parent and its consolidated Subsidiaries (including the Borrowers) as of the close of such fiscal quarter and a balance sheet of the Parent and its consolidated Subsidiaries as of the close of such fiscal quarter, and notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the corresponding fiscal quarter for the preceding fiscal year, which statements and balance sheet shall be certified by a Designated Financial Officer of the Parent as presenting fairly, in all material respects, the financial position of the Parent and its consolidated Subsidiaries (including the Borrowers) as of the end of such quarter and the results of its operations and the changes in its financial position for such quarter, in conformity with GAAP applied in a manner consistent except as otherwise disclosed therein with that of the most recent audited financial statements furnished to the Lenders, subject to year-end adjustments. Each set of statements and balance sheets delivered pursuant to this Section 7.01(b) shall be accompanied by a certificate of a Designated Financial Officer of the Parent dated the date of delivery of such statements and balance sheet stating that he has reviewed this Agreement and that to the best of his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable, in form and substance satisfactory to the Administrative Agent.

                 (c)   As soon as practicable and in any event within thirty
(30) days after the end of each fiscal month (commencing with the fiscal month ended October 31, 1997) of the Parent (other than the last month of each of the first three fiscal quarters of the Parent) unaudited statements of operations and cash flows for the Parent and its consolidated Subsidiaries (including the Borrowers) for such fiscal month and for the period from the beginning of such fiscal year to the end of such fiscal month, and an unaudited balance sheet of the Parent and its consolidated Subsidiaries (including the Borrowers) as of the end of such fiscal month, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods during the preceding fiscal year, and accompanied by (1) a certificate of a Designated Financial Officer of the Parent stating that such statements present fairly, in all material respects, the financial position of the Parent and its consolidated Subsidiaries (including the Borrowers) as of the end of such fiscal month and the results of its operations and cash flows for such fiscal month, applied in a manner consistent with prior practice, and, subject to year-end adjustments, and (2) a Certificate of the Designated Financial Officer of the Parent stating that he has reviewed this Agreement and that to the best of his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable.

                 (d) As soon as practicable and in any event within ten (10) Business Days after the end of each fiscal month (including the fiscal month in which this Agreement is executed), the Parent shall furnish to the Lenders a monthly inventory report and accounts payable analysis in form and substance reasonably satisfactory to the Administrative Agent and certified by a Designated Financial Officer of the Parent, which shall be accompanied by a reconciliation from the monthly inventory report as of the Parent's close of business on the last day of the preceding month.

                 (e) As soon as practicable and in any event within ten (10) Business Days after the end of each week (including the week in which this Agreement is executed), the Parent shall furnish to the Lenders weekly sales reports, weekly inventory reports and a Borrowing Base Certificate, each as of the Parent's close of business on the Saturday of the preceding week and in form and substance reasonably satisfactory to the Administrative Agent and certified by a Designated Financial Officer of the Parent.

                 (f) As soon as possible, and in any event within five (5) days after the occurrence of a Potential Default or an Event of Default or a Material Adverse Effect, the written statement of the Designated Financial Officer of the Parent, setting forth the details of the Potential Default or Event of Default, Material Adverse Effect and the action which the Borrower proposes to take with respect thereto.

                 (g) Promptly upon their becoming available, a copy of (1) all reports financial statements or other information delivered by any to its shareholders or the Securities Exchange Commission, (2) all reports, proxy statements, financial statements and other information generally distributed by the Borrower to its creditors or the financial community in general, and (3) any accountant's management letters and any audit or other reports submitted to any Borrower by independent accountants in connection with any annual, interim or special audit of any Borrower.

                 (h) (1) As soon as possible and in any event (A) within thirty
(30) days after any Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Benefit Plan has occurred, and (B) within 20 days after any Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Benefit Plan has occurred, or that any Borrower or any of its ERISA Affiliates has failed to make a required installment to a Benefit Plan within the meaning of Section 412(m) of the IRC Code, a statement of the Designated Financial Officer of the Parent describing such Termination Event and the action, if any, which such Borrower or such ERISA Affiliate proposes to take with respect thereto, (2) promptly and in any event within three (3) Business Days after receipt thereof by any Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Borrower or any of its ERISA Affiliates of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (3) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Benefit Plan and Multiemployer Plan, (4) promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, (5) promptly, and in any event within ten
(10) days after the Borrower or any of their respective ERISA affiliates is required to send a notice of a plant closing or mass layoff (as defined in the Worker Adjustment and Retraining Notification Act), and (6) promptly and in any event within 30 days after any Borrower or any ERISA Affiliate takes action to establish Benefit Plan or contribute to a Multiemployer Plan, a statement of the Designated Financial Officer of the Parent describing such Benefit Plan or Multiemployer Plan.

                 (i) Promptly after, and in any event within ten (10) days after, an officer of any Borrower learns of any of the following, notice thereof:

                       (i) the receipt by any Borrower or any of its Subsidiaries of notification that any real or personal property of such Borrower or such Subsidiary is subject to any Environmental Lien;

                       (ii) notice of violation of any Environmental Law which could reasonably be expected to subject the Borrower or any of its Subsidiaries to Environmental Liabilities and Costs of $250,000 or more; or

                       (iii) notice of the commencement of any Environmental Action by any Borrower or any of its Subsidiaries of any Environmental Law, which if adversely determined, could reasonably be expected to subject any Borrower or any of its Subsidiaries to Environmental Liabilities and Costs of $250,000 or more.

                 (j) Promptly after the commencement thereof but in any event not later than ten (10) days after service of process with respect thereto on, or the obtaining of knowledge thereof by any Borrower or any of its Subsidiaries, notice of each action, suit or proceeding involving such Borrower or any of its Subsidiaries before any court or other Governmental Authority or other regulatory body or any arbitrator which could have a Material Adverse Effect.

            (k) Promptly after submission to any Governmental Authority all documents and information furnished to such Governmental Authority in connection with any investigation of any Borrower or any of its Subsidiaries other than routine inquiries by such Governmental Authority.

            (1) As soon as available, and in any event within ten (10) Business Days after (1) receipt or delivery thereof, copies of any material notices that the Borrower receives or delivers in connection with any Material Contract and,
(2) any Borrower enters into a Material Contract (including, without limitation any agreements related to credit card receivables), a copy of such Material Contract.

            (m) Within ten (10) Business Days after the end of each month, a receivables aging report.

            (n) Promptly upon request, such other information concerning the condition or operations, financial or otherwise, of each Borrower or any of their Subsidiaries as the Administrative Agent or any Lender from time to time may reasonably request.

            (o) By September 30, 1997, monthly financial projections for the six months ending March 31, 1998 and the twelve months ending March 31, 1999.

      7.02. Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders (including, without limitation, Environmental Laws and compliance in respect of their businesses or use, maintenance or operation of real and personal properties owned or leased by them), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof, except, in the case of all such non-compliance (other than non-compliance in the payment of federal, state and local taxes which, if unpaid, could result in a Lien on any Collateral or any other non-compliance that may result in a Lien on Collateral), where all such instances of non-compliance taken together will not have Material Adverse Effect.

      7.03. Preservation of Existence, etc. Except as expressly permitted by
Section 8.04, maintain and preserve its
existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary, except where all instances of such failure to qualify or remain in good standing or such failure to maintain rights and privileges taken together will not have a Material Adverse Effect.

                   7.04. Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with generally accepted accounting principles consistently applied.

                   7.05. Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the Administrative Agent or any Lender, or any agents or representatives thereof or such professionals or other Persons as the Administrative Agent may designate (i) to examine and inspect the books and records of the Borrowers and take copies and extracts therefrom at reasonable times and during normal business hours, (ii) to verify materials, leases, notes, receivables, deposit accounts and other assets of the Borrowers from time to time, and (iii) to conduct, at the expense of the Borrowers, Inventory appraisals and/or valuations at the distribution center(s) and warehouses of the Borrowers provided that, in the absence of a continuing Event of Default, all such action described in clauses (i) through (iii) above shall be conducted at reasonable times, during normal business hours and upon prior notice.

                   7.06. Maintenance of Properties, etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of their properties (including all real properties leased or owned by them) which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all Leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

                   7.07. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, with responsible and reputable insurance companies or associations, insurance (including, without limitation, comprehensive general liability, hazard and business interruption insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks, as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent. All policies covering the Collateral are to be made payable to the Administrative Agent, in case of loss under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Administrative Agent may require to fully protect the Administrative Agent's interest in the Collateral and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Administrative Agent, premium prepaid, with the loss payable and additional insured endorsement in the Administrative Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Administrative Agent of the exercise of any right of cancellation; provided, however, that original policies may be delivered not later than thirty (30) days from the Closing Date. At the Parent's request, or if any Borrower fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Administrative Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Administrative Agent and the Borrowers, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

                   7.08. Environmental. Comply, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all Environmental Laws and provide to the Administrative Agent all documentation in connection with such compliance that the Administrative Agent may reasonably request; not cause or permit the Collateral or any property or facility owned, operated or occupied by any Borrower or its Subsidiaries to be used for any activities involving, directly or indirectly, the use, generation, treatment, storage, release or disposal of any Hazardous Materials except in compliance with applicable laws; and immediately notify the Administrative Agent of any Release of Hazardous Materials in excess of any reportable quantity and take any Remedial Actions required to abate such Release. On behalf of the Borrower and its Subsidiaries, each Borrower hereby agrees to defend, indemnify, and hold harmless the Administrative Agent, the Lenders and the Letter of Credit Issuer, their employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities (including strict liability), settlements, damages, costs, or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses) and Environmental Liabilities and Costs arising out of
(i) any Release, or threatened Release on any property presently or formerly owned or occupied by any Borrower or its Subsidiaries (or their predecessors in interest or title) or at any disposal facility which received Hazardous Materials generated by any Borrower or its Subsidiaries; (ii) any violation of Environmental Laws (iii) any Environmental Actions; (iv) any personal injury (including wrongful death) or property damage

(real or personal) arising out of or related to exposure to Hazardous Materials used, handled, generated transported or deposited by any Borrower or its Subsidiaries (or any predecessor in interest or title); and/or (v) the breach of any representation or warranty made by any Borrower in Section 6.19 hereof or the breach of any covenant made by any Borrower in this Section 7.08. This environmental indemnity shall survive the repayment of the Obligations and discharge or release of any security interest granted under the Loan Documents.

                   7.09. Further Assurances. Do, execute, acknowledge and deliver, and cause its Subsidiaries to do, execute, acknowledge and deliver, at the sole cost and expense of the Borrower all such further acts, deeds, conveyances, mortgages, assignments estoppel certificates, financing statements, notices of assignment, transfers and assurances as the Administrative Agent may require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Related Document, (b) to subject to valid and perfected first priority Liens all of the Collateral, (c) to perfect and maintain the validity, effectiveness and priority of any of the Related Documents and the Lien intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Administrative Agent, the Lenders and the Letter of Credit Issuer the rights now or hereafter intended to be granted to the Administrative Agent, the Lenders and the Letter of Credit Issuer under this Agreement any Loan Document or any other instrument under which any Borrower or its Subsidiary may be or may hereafter become bound to convey, mortgage or assign to the Administrative Agent, the Lenders and the Letter of Credit Issuer.

                   7.10. Intentionally Omitted.

                   7.11. Change in Collateral: Collateral Records. Give the Administrative Agent not less than thirty (30) days' prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof, are known to the Administrative Agent and at which the Administrative Agent has filed financing statements and otherwise fully perfected its Liens thereon. Each Borrower shall advise the Administrative Agent promptly of any other change in the location of any Collateral. Each Borrower shall also advise the Administrative Agent promptly, in sufficient detail, of any material adverse change relating to the type quantity or quality of the Collateral or the security interests granted therein. Each Borrower agrees to execute and deliver to the Administrative Agent for the benefit of the Administrative Agent from time to time, solely for the Administrative Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require, designating, identifying or describing the Collateral. A Borrower's failure, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise Limit the Administrative Agent's security interest in the Collateral.

                   7.12. Financial Accounting Practices, etc.

                         (a) Make and keep books, records and accounts which, in
reasonable detail, accurately and fairly reflect the transactions and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary
(A) to permit preparation of financial statements in conformity with GAAP and
(B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                         (b) Maintain a system of internal procedures and
controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Eligible Inventory as provided herein and the valuation thereof) is accurate in all material respects.

                   7.13. Cash Management System.

                         (a) (i) Cause all cash and all proceeds from Accounts
and from the sale of Inventory and Equipment and any insurance proceeds paid with respect to Inventory and Equipment to be deposited on a daily basis (other than a non-business day) into the Depository Accounts in the ordinary course of business of the Borrower, (ii) cause all remittances on credit card sales to be transferred on a daily basis other than a non-business day into the Cash Concentration Account consistent with the terms of the relevant credit card servicer agreement, (iii) cause all good funds in the Depository Accounts to be transferred on a daily basis other than a non-business day (or weekly in the case of (A) (x) the Depository Account at Wells Fargo (account number 0099-022246), (y) The Chase Manhattan Bank (account number 785100997) and (z) PNC Bank (account number 8611717138) and (B) any other Depository Account with the consent of the Administrative Agent, which consent shall not be unreasonably withheld taking into account the amount of funds in such Account), into the Cash Concentration Account in the ordinary course of business of such Borrower, provided that such Borrower shall in good faith estimate the good funds that are available in each Depository Account after taking into consideration bank fees, deposited checks returned because of insufficient funds, change orders and the payment of deposited checks, (iv) cause all cash deposited in the Cash Concentration Account, the Disbursement Account and the GDI Vista Account to be sent, from and after the date the Administrative Agent shall so request (such request to be made only after an Event of Default shall have occurred or at any time the Availability shall be less than $2,500,000), by wire transfer or such other method of transfer that is acceptable to the Administrative Agent to the Agent Account or to such other account as the Administrative Agent may otherwise direct, (v) instruct the Administrative Agent to cause all funds transferred to the Agent Account to be credited to the Loan Account and applied to reduce the Obligations outstanding from time to time and (vi) take all such actions as the Administrative Agent deems necessary or advisable to send all cash, all proceeds from the sale of or insurance proceeds with respect to Inventory or Equipment, all remittances or other proceeds of Collateral to the Cash Concentration Account to be applied according to this Section 7.13. If the Administrative Agent has instructed the Cash Concentration Account Bank in writing to transfer the cash from the Cash Concentration Account to the Agent Account, which instruction shall only be made after an Event of Default shall have occurred or at any time the Availability shall be less than $2,500,000, the Parent shall not make any withdrawals from the Cash Concentration Account, the Disbursement Account or the GDI Vista Account. If the Administrative Agent has not instructed the Cash Concentration Account Bank in writing to transfer the cash from the Cash Concentration Account to the Agent Account, the Parent may transfer funds from the Cash Concentration Account, the Disbursement Account or the GDI Vista Account solely to pay expenses of the Borrowers which are due or will become due within one month, provided, however, that the Parent may transfer any sum of funds between any of the Cash Concentration Account, the Disbursement Account and the GDI Vista Account.

                         (b) Upon the opening of any new Depository Account,
notify the Administrative Agent in writing of the creation of such new Depository Account and shall execute and deliver to the Administrative Agent a Depository Account Agreement relating to such Depository Account. If a Borrower is unable to obtain a Depository Account Agreement from any Depository Account Bank at such time, such Borrower shall promptly thereafter terminate such account and not deposit any funds therein.

                   7.14. Intentionally Omitted.

                   7.15. Additional Subsidiaries. If a Person shall become a Subsidiary of the Borrower after the Closing Date, cause such Person to comply with the provisions of Section 4.07 hereof.

                   7.16. ERISA. Upon the Administrative Agent's request, deliver to the Administrative Agent a copy of each Plan and for each such Plan (a) that is a "single employer plan" (as defined in Section 4001 (a) (15) of ERISA), the most recently completed actuarial valuation prepared therefore by such Plan's regular enrolled actuary and the Schedule B, "Actuarial Information" to the IRS Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (b) that is a "multiemployer plan" (as defined in Section 4001 (a) (3) of ERISA), each of the documents referred to in clause (a) either in the possession of such Borrower or reasonably available thereto from the sponsor or trustees of such Plan.

                   7.17. Maintenance of Equipment. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Equipment in as good and substantial repair and condition as the same is now or at the time the security interest granted in the Security Agreement shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each Borrower also agrees to safeguard, protect and hold all Equipment for the Administrative Agent's account, for the benefit of the Lenders, and make no disposition thereof except as permitted by Section
8.04. The proceeds of any such sales permitted hereunder shall be deposited to a Depository Account. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for in the Security Agreement shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Lenders shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, the Borrower may sell, exchange or otherwise dispose of Equipment to the extent permitted by Section 8.04 herein.

                                  ARTICLE VIII.
                               NEGATIVE COVENANTS

                   So long as any principal of or interest on the Loans or the Reimbursement Obligations or any Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, each Borrower will not, without the prior written consent of the Majority Lenders:

                   8.01. Liens, etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any right to receive income, other than the following ("Permitted Liens"):

                         (a) Liens created pursuant to the Loan Documents;

                         (b) Liens existing on the date hereof, as set forth in
Schedule 8.01 hereto;

                         (c) Liens for taxes, assessments or governmental
charges or levies to the extent that the payment thereof shall not be required by Section 7.02 hereof;

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

     (d) Liens created by operation of law other than Environmental Liens, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings;

     (e) deposits, pledges or Liens (other than Liens arising under ERISA) securing (1) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (2) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (3) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are incurred or otherwise arise in the ordinary course of business and secure obligations which are not past due;

     (f) restrictions on the use of real property and minor irregularities in the title thereto which do not (1) secure obligations for the payment of money or (2) materially impair the value of such property or its use by the Borrowers in the normal conduct of such Person's business;

     (g) purchase money Liens on or purchase money security interests in equipment or real property acquired or held in the ordinary course of its business securing Indebtedness, provided that the Liens do not extend to any Collateral and the holders of such Liens shall expressly provide that the Administrative Agent and the Lenders shall at all times have access to the premises in order to acquire, hold, improve, repair, maintain, sell or otherwise dispose of Collateral;

     (h) Liens securing Capitalized or Operating Leases;

     (i) to the extent the same constitutes Liens, the interest of the consignor in Inventory held by the Borrower on consignment;

     (j) Liens on real property of the Borrower which secure Indebtedness incurred by the Borrower provided the conditions set forth in clause (g) are satisfied with respect to such real property;

     (k) Liens upon any property or assets (other than Collateral) of any Subsidiary of any Borrower existing at the time such Subsidiary is acquired by, merged into or consolidated with the Borrower in accordance with the terms of this Agreement, provided that such Liens were not created in contemplation of any such acquisition, merger or consolidation;

     (l) pre-existing Liens upon any property or assets (other than Collateral) existing at the time such property or assets are acquired by a Borrower, provided that such Liens were not created in contemplation of such acquisition;

           (m) Renewals and replacements of the Liens described in clauses (b),
(g), (k) and (1) of this Section 8.01, provided that any such renewal or replacement Lien shall be limited to the property or assets covered by the Lien renewed or replaced and the Indebtedness secured by any such renewal or replacement Lien shall be in an amount not greater than the amount of Indebtedness secured by the Lien renewed or replaced; and

           (n) Liens on the equity interests in a Borrower formed solely for the purpose of the acquisition of substantially all the assets or securities of a Person or a division of such Person (whether directly or by means of merger with or into such Person) or a Person who after such acquisition will become a Borrower which Liens secure solely Indebtedness permitted under Section 8.02(c) to finance such acquisition.


     8.02. Indebtedness. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, other than:

           (a) Indebtedness created hereunder or under the Notes or any Letter of Credit;

           (b) Indebtedness existing on the date hereof, as set forth in
Schedule 8.02 hereto, and any extension of maturity, refinancing or other modification of the terms thereof, provided, however, that such extension, refinancing or modification (A) is pursuant to terms that are not less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being extended, refinanced or modified, and (B) after giving effect to the extension, refinancing or modification of such Indebtedness, the amount of such Indebtedness outstanding is not greater than the amount of such Indebtedness outstanding immediately prior to such extension, refinancing or modification;

           (c) unsecured Indebtedness (except such Indebtedness may be secured to the extent set forth in Section 8.01(n)), including Guarantees by the Parent and other Borrowers of such Indebtedness, incurred to fund the acquisition of a Person that becomes a Subsidiary as a result of such acquisition or substantially all the assets of a Person or a division of such Person;

           (d) To the extent the same constitutes Indebtedness, Indebtedness secured by Liens or security interests permitted by Section 8.01 hereof;

           (e) subordinated Indebtedness provided, however, that the amount, rate, terms and the provisions subordinating such indebtedness to the Loans are in form and substance acceptable to the Administrative Agent in its sole discretion; and

           (f) Indebtedness under any Capital Lease or Operating Lease relating to equipment entered into in the ordinary course of business.

     8.03. Guarantees, etc. Become liable, or permit any of its Subsidiaries to become liable, under any Guarantee in connection with any Indebtedness of any other Person, other than:

           (a) Guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

           (b) Guarantees existing on the date hereof, as set forth in Schedule
8.03 hereto, but not any renewal or other modification thereof; and

           (c) Guarantees in respect of Indebtedness permitted by Section 8.02 hereof;

     8.04. Merger. Consolidation, Sale of Assets. etc.

           (a) Merge or consolidate with any Person (other than another Borrower or a Person who after such acquisition will become a Borrower) provided that no such merger or consolidation shall be permitted unless (i) prior to and after giving effect to such merger or consolidation no Potential Default (including under Section 8.12) shall have occurred or be continuing, and (ii) the Parent gives the Administrative Agent at least 5 days' prior written notice of such merger or consolidation and supplies the Administrative Agent with such information, documents and financial statements and projections as it may reasonably request).

           (b) Sell, assign, lease or otherwise transfer or dispose of, or permit any of its Subsidiaries to sell, assign, lease or otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, any of their properties rights or other assets whether now owned or hereafter acquired to any Person, provided that:

               (i) each Borrower may sell Inventory in the ordinary course of business, provided that the Net Proceeds of such sales of Inventory shall be deposited in a Depository Account or a Cash Concentration Account pursuant to the terms of Section 7.13 hereof;

               (ii) each Borrower may dispose of (a) property that is not Collateral, (b) Equipment having book value of less than $500,000 in aggregate per fiscal year or (c) Collateral that is obsolete, worn-out, or not used or deemed useful by the Borrower in the ordinary course of business;

                                    (iii) in the event any Collateral is sold,
                   assigned or transferred either as currently permitted hereunder, or if consented to by the Administrative Agent at any other time, 100% of the proceeds thereof shall be deemed to be a mandatory prepayment hereunder; and

                                    (iv)  each Borrower may dispose of all or
                   part of its assets to another Borrower. In the event of a sale or transfer of all the assets of one Borrower (a "Selling Borrower") to another Borrower, the Selling Borrower shall, unless a Potential Default shall have occurred and be continuing, be released as a Borrower hereunder.

                   8.05. Change in Nature of Business. Make, or permit its Subsidiaries to make, any change in the nature of its business as carried on at the date hereof except for changes that will not fundamentally and substantively alter the character of its business from that conducted by the Parent on the Closing Date.

                   8.06. Loans, Advances and Investments, etc. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person (except as permitted by Section 8.09(d)) or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any capital stock, properties, assets or obligations of, or any interest in, any Person, other than:

                         (a) Permitted Investments;

                         (b) investments, loans and advances, not to exceed
$500,000 in the aggregate, in Persons for which there is a letter of intent or agreement providing for the acquisition of the stock or substantially all the assets of such Persons;

                         (c) investments comprised of (i) the acquisition of the
capital stock or assets of Persons provided that, as a result of such acquisition, such Person (in the case of the direct or indirect acquisition of stock of such Person) and its Subsidiaries (in the case of the direct or indirect acquisition of the capital stock of such Subsidiary) becomes a Borrower pursuant to the provisions of Section 4.07 hereof and (ii) assets purchased by a Borrower or a Person who, after giving effect to the acquisition of assets, becomes a Borrower pursuant to the provisions of Section 4.07 hereof;

                         (d) receivables owing to the Borrower or any of its
Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with the customary trade terms of the Borrower or its applicable Subsidiary as the case may be; and

                         (e) investments existing on the date hereof as set
forth in Schedule 8.06 hereto.

                   8.07. Dividends, Prepayments, etc. Declare or pay any dividends (other than dividends payable solely in nonredeemable equity securities), purchase or otherwise acquire for value any of their capital stock now or hereafter outstanding, return any capital to their stockholders as such, or make any other payment or distribution of assets to its stockholders as such, or permit any of their Subsidiaries to do any of the foregoing or to purchase or otherwise acquire for value any stock of any Borrower or make any payment on any subordinated Indebtedness in violation of the subordination provisions thereof other than payments to a Borrower or Parent, provided, however, that (i) within 60 days after the delivery to the Administrative Agent of consolidated audited financial statements for a fiscal year pursuant to Section 7.01(a) demonstrating positive consolidated net income for the fiscal year, the Parent may, so long as no Potential Default or Event of Default shall have occurred and be continuing or shall result from such payment, declare and pay any such dividend in an amount not in excess of fifty (50%) percent of the such consolidated net income and (ii) any Borrower may pay cash dividends solely to the Parent or solely to any other Borrower which is directly or indirectly wholly owned by the Parent. Any amount not so declared and paid pursuant to clause (ii) in the prior sentence within such 60 day period may not be paid at any time thereafter.

                  8.08. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose which violates or is inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

                  8.09. Transactions with Affiliates. Enter into or be a party to, or permit any of their Subsidiaries to enter into or be a party to, any transaction with any Affiliate of any Borrower (other than another Borrower) except (a) as otherwise provided herein, (b) for reasonable compensation to officers and directors, (c) management fees payable to the Parent, (d) reimbursement of reasonable expenses and related fringe benefits including employee stock options and other employee benefit plans, indemnification rights and advances for business purposes to employees and (e) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business for fair consideration and on terms no less favorable to such Borrower as are available from unaffiliated third parties.

                  8.10. Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of any Hazardous Material at property owned or leased by any Borrower or its Subsidiaries except in compliance with Environmental Laws.

                      8.11. ERISA.

                            (a) Engage, or permit any ERISA Affiliate to engage,
in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the Department of Labor and that would have a Material Adverse Effect;

                            (b) permit, or permit any ERISA Affiliate to permit,
any enforceable Lien from arising under Section 412(n) of the IRC Code;

                            (c) amend or permit any ERISA Affiliate to amend any
Benefit Plan in a manner that would require security under Section 307 of ERISA; or

                            (d) request or permit any ERISA Affiliate to request
a waiver of the minimum funding requirements under Section 412 of the IRC Code in respect of any Benefit Plan.

                      8.12. Minimum Consolidated Net Worth. Permit as of any date set forth below, the sum of (x) consolidated net worth of the Parent and its consolidated Subsidiaries plus (y) the aggregate unpaid principal amount (or, in the case of Indebtedness issued at a discount, the unpaid accreted amount) of the Convertible Subordinated Debentures and of any subordinated Indebtedness issued under Section 8.02 (e) to be less than the amount set forth opposite such date:

                   December 31, 1997                $30,000,000
                   March 31, 1998                   $35,000,000
                   June 30, 1998                    $40,000,000
                   September 30, 1998               $45,000,000
                   December 31, 1998                $50,000,000
                   March 31, 1999                   $55,000,000
                   June 30, 1999                    $60,000,000
                   September 30, 1999               $65,000,000
                   December 31, 1999                $70,000,000
                   March 31, 2000                   $75,000,000
                   June 30, 2000                    $80,000,000
                   September 30, 2000               $85,000,000
                   December 31, 2000                $90,000,000
                   March 31, 2001                   $95,000,000
                   June 30, 2001                    $100,000,000
                   September 30, 2001               $105,000,000
                   December 31, 2001                $110,000,000
                   March 31, 2002 and each
                   quarter thereafter               $115,000,000

                                   ARTICLE IX.
                                    DEFAULTS

                      9.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of law):

     (a) (i) Any Borrower shall fail to make any payment of principal under this Agreement on any Loan or any Reimbursement Obligation when due or (ii) any Borrower shall fail to pay when due any other amount payable under this Agreement or any other Related Document (including but not limited to the making of deposits in the Depositor Accounts, or the Cash Concentration Accounts or the Letter of Credit Cash Collateral Account) including any interest or fee due hereunder or under any other Related Document and such failure under this clause
(ii) shall continue for a period of five (5) days; or

     (b) Any representation or warranty, made or, pursuant to Section 5.02(b) hereof, deemed made by any Borrower under this Agreement or any other Related Document or any statement made or deemed made by any Borrower in any financial statement certificate report or document furnished to the Administrative Agent or the Lenders pursuant to or in connection with this Agreement or any other Related Document, shall prove to have been false or misleading in any material respect as of the time when made, it being understood that (i) actual results may differ from projections and (ii) representations and warranties are not required to be accurate on a continuous basis but only (x) on the date of Notices of Borrowings and Borrowers' acceptance of the proceeds of such loan (y) the submission of a Letter of Credit Application and the date of issuance of the Letter of Credit or (2) at any date that such representations and warranties are required to be made pursuant to this Agreement and the Related Documents; or

     (c) Any Borrower shall default in the performance or observance of the covenants contained in Sections 7.03, 7.05, 7.11, 7.13, 7.14 or 7.15 or Article VIII hereof; or

     (d) Any Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Related Document (to the extent not otherwise set forth in this Section 9.01) and such default shall have continued unremedied for a period of ten (10) days; or

     (e) Any Borrower shall have entered into any consent or settlement decree or agreement or similar arrangement with a Governmental Authority or any judgment, order, decree or similar action shall have been entered against any such Person based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material and, in connection with any of the foregoing, any such Person shall incur Environmental Liabilities and Costs which are unstayed, due and owing in an amount in excess of $500,000; or

     (f) Any Borrower or any Subsidiary shall fail to pay any principal or interest on any of its Indebtedness (excluding Indebtedness evidenced by the Notes) in excess of $500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default or event under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of the maturity of such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) or purchased, prior to the stated maturity thereof; or

     (g) Any Borrower or any Subsidiary (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or any Subsidiary or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (g); or

     (h) Any proceeding shall be instituted against any Borrower or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Borrower or any of its Subsidiaries or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

     (i) Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority or other regulatory body having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny in writing that any Borrower has any liability or obligation purported to be created under any Loan Document; or

                   (j) The Security Agreement or any other Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof first priority Lien on or security interest in any Collateral (and, solely with respect to Equipment having a book value of $500,000 in the aggregate, such failure shall have continued for a period of ten (10) days) purported to be covered thereby; or

                   (k) One or more judgments or orders (other than a judgment described in subsections (g) or (h) of this Section 9.01) for the payment of money exceeding any applicable insurance or bond coverage by more than $500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgment or order by reason of a pending appeal or otherwise shall not be in effect; or

                   (1) Any Borrower or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan and as a result of such complete or partial withdrawal the Borrower or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $500,000 or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, any Borrower's or such ERISA Affiliate's annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000; or

                   (m) Any Termination Event with respect to any Benefit Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Borrower by Administrative Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Benefit Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Benefit Plan by more than $500,000 (or in the case of a Termination Event involving liability under Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA, the liability is in excess of such amount).

            9.02. Consequences of an Event of Default. If an Event of Default shall occur and be continuing or shall exist the Administrative Agent may, and upon the direction of the Majority Lenders, shall by notice to the Parent (it being expressly understood that such notice shall be deemed notice to each Borrower),

                   (a) declare the Revolving Credit Commitment of each Lender and the Current Commitment terminated, whereupon the Revolving Credit Commitment of each Lender and the Current Commitment will terminate immediately without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue; or

                   (b) declare the unpaid principal amount of the Notes, interest accrued thereon, the total amount of the Letter of Credit Exposure that is not cash collateralized in accordance with this Agreement, any fees due hereunder and all other amounts owing by the Borrower hereunder or under the Notes to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue; or

                   (c) give notice to the Parent (it being understood that such notice shall be deemed to be notice to each Borrower) of the occurrence and continuance of an Event of Default; or

                   (d) any time when there are no Loans outstanding, maintain cash collateral (to the extent any Borrower has or receives cash) equal to 105% of all outstanding Letters of Credit; or

                   (e) apply all funds deposited in each Cash Concentration Account, and in the Letter of Credit Cash Collateral Account to the payment in whole or in part, of the Obligations; or

                   (f) set-off amounts in the Cash Concentration Account, the Letter of Credit Cash Collateral Account, or any other account under the dominion and control of the Administrative Agent and apply such amounts to the Obligations of the Borrower hereunder and under the Related Documents; provided, however, that upon the occurrence of any Event of Default described in subsections (g) or (h) of Section 9.01, the Loans and all Reimbursement Obligations, all interest thereon, all fees hereunder and all other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrowers.

          9.03. Deposit for Letters of Credit. Upon demand to the Parent by the Letter of Credit Issuer after the occurrence of any Event of Default, the Borrowers shall deposit with the Administrative Agent for the benefit of the Letter of Credit Issuer with respect to each Letter of Credit then outstanding cash in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent for the benefit of the Letter of Credit Issuer in the Letter of Credit Cash Collateral Account as security for, and to provide for the payment of, the Letter of Credit Exposure.

                   9.04. Certain Remedies. If an Event of Default occurs, each of the Administrative Agent and the Lenders may exercise all rights and remedies which it may have hereunder or under any other Related Document or at law or in equity or otherwise. All such remedies shall be cumulative and not exclusive.

                                  ARTICLE X.
                                 MISCELLANEOUS

                   10.01. Holidays. Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                   10.02. Records. The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, the Current Commitment, the Stated Amount of each Letter of Credit, the principal amount of all Reimbursement Obligations, the Letter of Credit Exposure, the Unused Line Fee and Letter of Credit Fees and all other fees due hereunder shall at all times be ascertained from the records of Administrative Agent, which shall be conclusive and binding absent manifest error.

                   10.03. Amendments and Waivers. (a) No amendment or modification of any provision of this Agreement or of the Notes or of any other Related Document shall be effective without the written agreement of the Majority Lenders and the Borrower and no termination or waiver of any provision of this Agreement or of any of the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver (i) of any provision of Article II or III which amendment, modification or waiver increases the Revolving Credit Commitment of any Lender, reduces the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduces the amount of any fee payable for the account of any Lender, or postpones or extends any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Exposure payable to any Lender, (ii) that increases the aggregate amount of the Revolving Credit Commitments, of the Lenders, (iii) of the definitions of "Termination Date", "Majority Lenders" or "Pro Rata Shares", (iv) of the definitions of "Eligible Receivable", "Eligible Inventory" or "Borrowing Base" if the effect of such amendment, modification or waiver is to increase the Availability of the Borrowers, (v) of any provision of this Agreement or any Related Document that would permit Liens on the Collateral or release all or a substantial portion of Collateral (except as set forth in Section 11.08 hereof or except as otherwise permitted herein), (v) of the mandatory termination of the Revolving Credit Commitments contained in Section 2.04(a) (ii) hereof, or (vii) of the provisions contained in this Section 10.03, shall be effective only if evidenced by a writing signed by or on behalf of (A) any Lender affected thereby in the case of the amendments, modifications or waivers described in clause (i) above or (B) all Lenders in the case of amendments to definitions or waivers described in clauses (ii) through (vii) above. No amendment, modification, termination, or waiver of any provision of
Article XI or any other provision referring to the Administrative Agent shall be effective without the written concurrence of Administrative Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Parent or any other Borrower in any case shall entitle the Parent or any other Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this
Section 10.03 shall be binding on each Lender, each future Lender, and, if signed by the Borrowers, on the Borrowers.

                   (b) Notwithstanding anything to the contrary contained in subsection 10.03(a), in the event that any Borrower requests that this Agreement or any other Related Document be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Majority Lenders, then with the consent of the Borrowers and the Majority Lenders, the Borrowers and the Majority Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively the "Minority Lenders") to provide for (w) the termination of the Revolving Credit Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other Lenders, or an increase in the Revolving Credit Commitment of one or more of the Majority Lenders, so that the Revolving Credit Commitments after giving effect to such amendment shall be in the same aggregate amount as the Revolving Credit Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Majority Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as the Borrowers and the Majority Lenders may determine to be appropriate.

     10.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no
            --------------------------------------
delay or failure of the Lenders or the

Administrative Agent in exercising any right power or privilege under this Agreement, the Notes or any other Related Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lenders or the Administrative Agent under this Agreement, the Notes and the other Related Documents are cumulative and not exclusive of any rights or remedies which the Lenders or the Administrative Agent have thereunder or at law or in equity or otherwise. The Lenders or the Administrative Agent may exercise their rights and remedies against the Borrower and the Collateral as the Lenders and the Administrative Agent may elect, and regardless of the existence or adequacy of any other right or remedy.

                   10.05. Notices.

                        (a) All notices, requests, demands, directions and other communications (collectively "Notices") under the provisions of this Agreement or the Notes shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied, or delivered by recognized overnight courier and shall be effective (i) if mailed, three days after being deposited in the mails, (ii) if telecopied, when sent, confirmation received and
(iii) if delivered, upon delivery with a receipt therefor. All notices shall be sent to the applicable party at the address stated on the signature page hereof together with, in the case of a letter of credit request and Letter of Credit Application sent pursuant to Section 3.01(a), a copy to the Administrative Agent at the address for the Administrative Agent provided on the signature page hereof, or in accordance with the last unrevoked written direction from such party to the other parties hereto.

                        (b) The Lenders and the Administrative Agent may rely, and shall be fully protected in relying, on any notice purportedly made by or on behalf of the Borrower and the Lenders and the Administrative Agent shall have no duty to verify the identity or authority of any Person giving such notice. The preceding sentence shall apply to all notices whether or not made in a manner authorized or required by this Agreement or any other Related Document.

                   10.06. Expenses; Taxes; Attorneys' Fees; Indemnification. The Borrowers jointly and severally agree to pay or cause to be paid, on demand, and to save the Administrative Agent (and, in the case of clauses (c) through (m) below, the Lenders) harmless against liability for the payment of all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for the Administrative Agent and, in the case of clauses (c) through (m) below, the Lenders), accounting, due diligence, periodic field audits, appraisals, investigations, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Administrative Agent (and, in the case of clauses (c) through (m) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Related Documents, (b) any requested amendments waivers or consents to this Agreement or the other Related Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Administrative Agent's and the Lenders' rights under this Agreement or the other Related Documents, (d) the defense of any claim or action asserted or brought against the Administrative Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Related Document Administrative Agent's or the Lenders' claims against the Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Related Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Administrative Agent or the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Related Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Related Document, (h) any attempt to enforce any Lien on any Collateral or other security in connection with this Agreement or any other Related Document, (i) any attempt to collect from the Borrower, (j) the receipt of any advice with respect to any of the foregoing, (k) all Environmental Liabilities and Costs arising from or in connection with the past, present or future operations of each Borrower or its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (1) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Borrower or any of its Subsidiaries, or (m) any costs or liabilities incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Related
Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees (including, without limitation, mortgage recording taxes) and similar impositions now or hereafter determined by the Administrative Agent or any of the Lenders to be payable in connection with this Agreement or any other Related Document, and the Borrowers jointly and severally agree to save the Administrative Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) if the Borrowers fail to perform any covenant or agreement contained herein of in any other Related Document, the Administrative Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The Borrowers jointly and severally agree to indemnify and defend the Administrative Agent and the Lenders and their directors, officers, agents, employees and affiliates (collectively, the "Indemnified Parties") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, costs or expenses of any nature whatsoever (including reasonable attorneys' fees and amounts paid in settlement) incurred by, imposed upon or asserted against any of them arising out of or by reason of any investigation, litigation or other proceeding or claim brought or threatened relating to, or otherwise arising out of or relating to, the execution of this Agreement or any other Related Document, the transactions contemplated hereby or thereby or any Loan or proposed Loan or Letter of Credit or proposed Letter of Credit hereunder (including, but without limitation, any use made or proposed to be made by any Borrower or any of its Affiliates of the proceeds of any thereof, or the delivery or use or transfer of or the payment or failure to pay under any Loan or Letter of Credit) but excluding any such losses, liabilities, claims, damages, costs or expenses to the extent finally judicially determined to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

                   10.07. Application. Except to the extent, if any, expressly
                          -----------
set forth in this Agreement or in the Related Documents, the Administrative Agent and the Lenders shall have the right to apply any payment received or applied by it in connection with the Obligations to such of the Obligations then due and payable as it may elect.

                   10.08. Severability. The provisions of this Agreement are
                          ------------
intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                   10.09. Governing Law. This Agreement and the Notes shall be
                          -------------
deemed to be contracts under the laws of the State of New York, without regard to choice of law principles, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State.

                   10.10. Prior Understandings. This Agreement supersedes all
                          --------------------
prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

                   10.11. Duration, Survival. All representations and warranties
                          ------------------
of the Borrower contained herein or made in connection herewith shall survive the making of the Loans and the issuance of any Letter of Credit and shall not be waived by the execution and delivery of this Agreement, the Notes or any other Related Document, any investigation by or knowledge of the Administrative Agent or the Lenders, the making of any Loan or the issuance of any Letter of Credit hereunder, or any other event whatsoever. All covenants and agreements of the Borrowers contained herein shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow hereunder and until the Obligations have been paid in full and no Letters of Credit remain outstanding. Without limitation, it is understood that all obligations of the Borrowers to make payments to or indemnify the Administrative Agent and the Lenders (including, without limitation, obligations arising under Section 10.06 hereof) shall survive the payment in full of the Notes and all Reimbursement Obligations and of all other obligations of the Borrowers thereunder and hereunder.

                   10.12. Counterparts. This Agreement may be executed
                          ------------
in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                   10.13. Assignments, Participations.
                          ---------------------------
                        (a) Each Lender may with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, assign to one or more commercial banks or other financial institutions a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Revolving Credit Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit) and the other Related Documents; provided, however, that (i) each such assignment shall be in a principal amount of not less than $1,000,000 and in multiples of $1,000,000 in excess thereof (or the remainder of such Lender's Revolving Credit Commitment), and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. Upon such execution, delivery acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and to the other Related Documents and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letters of Credit) of a Lender hereunder and thereunder and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

                   (b) By executing and delivering an Assignment and Acceptance, the assignor and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Related Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Related Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Related Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Related Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Related Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Related Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Related Documents are required to be performed by it as a Lender.

                   (c) The Administrative Agent shall maintain at its address referred to on the signature page hereto, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to and the participation interest in the Letters of Credit of, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                   (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an assignee Lender together with the Notes subject to such assignment, the Administrative Agent shall if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) give prompt notice thereof to the Borrower and (iii) record the information contained therein in the Register. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such assignee Lender in an aggregate principal amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance, and a new Note to the order of the assigning Lender in an aggregate principal amount equal to the Revolving Credit Commitment retained by it hereunder, in each case prepared by the Administrative Agent. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note shall be dated the date of the Administrative Agent's acceptance of such assignment and acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                   (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Related Documents (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loans owing to it and its participation in Letters of Credit); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) and the other Related Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Related Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Reimbursement Obligations, or (B) action directly effecting an extension of the due dates of or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral (except as set forth in Section 11.08 of this Agreement or any Related Document).

                   (f) Notwithstanding the foregoing provisions of this Section 10.13, each Lender may at any time sell, assign, transfer, or negotiate all or any part of its rights and obligations under this Agreement and the Related Documents to any Affiliate of such Lender.


                   10.14. Successors and Assigns. This Agreement and the other
                          ----------------------
Related Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Borrower may assign or transfer any of its rights hereunder or thereunder without the prior written consent of all of the Lenders except as permitted by Section 8.04.

                   10.15. Confidentiality. Upon delivering to any Lender or the
                          ---------------
Administrative Agent, or permitting any Lender or the Administrative Agent to inspect, any written information pursuant to this Agreement or the other Related Documents, each Lender and the Administrative Agent shall treat such information as confidential to the extent such information is conspicuously marked confidential, relates to acquisitions of significant assets by a Borrower, relates to sales of significant assets by a Borrower or consists of financial performance information. Each Lender and the Administrative Agent agrees to hold such information in confidence from the date of disclosure thereof. Subject to the other provisions of this Section 10.15, each Lender and the Administrative Agent may disclose confidential information to its officers, directors, employees, attorneys, accountants or other professionals engaged by any Lender or the Administrative Agent only after determining that such third party has been instructed to hold such information in confidence to the same extent as if it were a Lender. Notwithstanding the foregoing, the provisions of this Section
10.15 shall not apply to information within any one of the following categories or any combination thereof: (i) information the substance of which, at the time of disclosure by any Lender or the Administrative Agent, has been disclosed to or is known to any creditor (other than information as to which such creditor is then under an obligation of nondisclosure), or any Person other than (A) a director, officer, employee or agent of any of the Borrower or a professional engaged by the Borrower or (B) a Person who is then under an obligation of nondisclosure (otherwise than as a consequence of a wrongful act of any Lender or the Administrative Agent), (ii) information which any Lender or the Administrative Agent had in its possession prior to receipt thereof from the disclosing party, or (iii) information received by any Lender or the Administrative Agent from a third party having no obligations of nondisclosure with respect thereto. Nothing contained in this Section 10.15 shall prevent any disclosure: (x) believed in good faith by any Lender or the Administrative Agent to be required by any law or guideline or interpretation or application thereof by any Governmental Authority, arbitrator or grand jury charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority, arbitrator or grand jury (whether or not having the force of law), (y) determined by counsel for any Lender or the Administrative Agent to be necessary or advisable in connection with enforcement or preservation of rights under or in connection with this Agreement or any other Related Document or (z) of any information which has been made public by a Person other than any Lender or the Administrative Agent. The Lenders and the Administrative Agent shall have the right to disclose any confidential information described in this Section 10.15 to the Letter of Credit Issuer and to an assignee or prospective assignee or to a participant or prospective participant in Loans hereunder, provided that the assigning or selling Lender shall have obtained from such assignee or prospective assignee or participant or prospective participant an agreement to hold such information in confidence to the same extent as if it were a Lender.

                   10.16. Waiver of Jury Trial. BY ITS EXECUTION AND DELIVERY OF
                          --------------------
THIS AGREEMENT, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTE OR ANY OTHER RELATED DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR EACH BORROWER IN CONNECTION HEREWITH OR THEREWITH, THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

                   10.17. Right of Setoff. Upon the occurrence and during the
                          ---------------
continuance of any Event of Default any Lender, the Administrative Agent and the Letter of Credit Issuer may, and is hereby authorized to, at any time from time to time, without notice to the Parent or any other Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provision or final) at any time held and other Indebtedness at any time owing by such Lender, the Administrative Agent or the Letter of Credit Issuer to or for the credit or the account of any Borrower against any and all Obligations of any Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not any Lender, the Administrative Agent and the Letter of Credit Issuer shall have made any demand hereunder or thereunder and although such Obligations may be contingent or unmatured. Each Lender, the Administrative Agent and the Letter of Credit Issuer agrees promptly to notify the Parent after any such setoff and application made by such Lender, the Administrative Agent or the Letter of Credit Issuer; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, the Administrative Agent and the Letter of Credit Issuer under this Section 10.17 are in addition to the other rights and remedies (including, without limitation, other rights of setoff under applicable law or otherwise) which such Lender, the Administrative Agent or the Letter of Credit Issuer may have.

                   10.18. Headings. Section headings herein are included for
                          --------
convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                   10.19. Forum Selection and Consent to Jurisdiction. Any
                          -------------------------------------------
litigation based hereon, or arising out of, under or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statement (whether verbal or written) or action of the Administrative Agent, any Lender, the Administrative Agent, the Letter of Credit Issuer or the Borrower may be brought and maintained exclusively in the courts of the State of New York or the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any Collateral or other property may be brought, at the Administrative Agent's option, in the courts of any jurisdiction where such Collateral or other property may be found. Each Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation and irrevocably agree to be bound by any judgment rendered thereby in connection with such litigation. Each Borrower further irrevocably consents to the service of process (i) by registered or certified mail, postage prepaid, to the Borrower at its address for notices contained in Section 10.05 hereof, such service to become effective five days after such mailing, or (ii) by personal service within or without the State of New York. Nothing herein shall affect the right of the Administrative Agent, any Lender or the Letter of Credit Issuer to service of process in any other manner permitted by law. Each Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

     10.20. Termination.

     10.20A. Termination of this Agreement

          (a) Subject to Section 10.20B below and 10.20 (A) (b), the Borrowers or the Majority Lenders may terminate this Agreement only as of the Initial Termination Date and then only by giving the other at least sixty (60) Business Days' prior written notice of termination; if this Agreement is not terminated as aforesaid, there will be one automatic annual renewal on the Initial Termination Date.

           (b) Notwithstanding the foregoing, the Borrowers may terminate this Agreement prior to the Initial Termination Date upon thirty (30) Business Days' prior written notice by the Parent to the Administrative Agent.

         10.20B. Termination Upon an Event of Default. Notwithstanding the foregoing, the Administrative Agent may, and if required by the Majority Lenders to do so shall, terminate this Agreement immediately upon the occurrence of an Event of Default.

                   10.20C. Maturity of Obligations Upon Termination. All Obligations shall become due and payable as of any termination under this Agreement and, pending a final accounting, if the Administrative Agent determines in its good faith judgment that there is a reasonable basis for doing so, the Administrative Agent may withhold any balances in a Borrower's account (unless supplied with an indemnity satisfactory to the Administrative Agent) to cover all of the Obligations then due and payable hereunder. All of the Lenders' and the Administrative Agent's rights, liens and security interests shall continue after any termination until payment in full of all Loans and other amounts then due and payable hereunder at the date of such termination.

                   10.20D. Termination by Lenders. All or any Lender's obligations under this Agreement shall terminate with respect to such Lender on the Initial Termination Date by such Lender giving the Administrative Agent, the Borrower and the other Lenders at least ninety (90) days' prior written notice of termination. Within sixty (60) days of receipt of such notice from any Lender, the Administrative Agent shall either: (i) give notice to the Borrower of termination of this Agreement in accordance with the terms hereof and thereof, in which event the obligations of the Lenders hereunder and thereunder shall terminate as of the Initial Termination Date, or (ii) if the other Lenders so elect, they shall have the right to purchase the terminating Lender's or Lenders' pro rata share of its or their interest hereunder for the full amount thereof on a pro rata basis among such electing Lenders, together with any accrued interest. Termination of this Agreement by any Lender as herein provided shall not affect the Lenders' respective rights and obligations under this Agreement incurred prior to the effective date of termination as set forth in the preceding sentence.

                                  ARTICLE XI.
                           THE ADMINISTRATIVE AGENT

                   11.01. Appointment. Each Lender (and each subsequent holder of any Note by its acceptance thereof) hereby irrevocably appoints and authorizes CIT, in its capacity as Administrative Agent (i) to receive on behalf of each Lender any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Administrative Agent, and, subject to Section 2.03 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender copies of all material notices and agreements received by the Administrative Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Administrative Agent shall not have any liability to the Lenders for the Administrative Agent `s inadvertent failure to distribute any such notice or agreements to the Lenders, and (iii) subject to Section 10.03 of this Agreement, to take such action as the Administrative Agent deems appropriate on its behalf to administer the Loans, Letters of Credit and the Loan Documents and to exercise such other powers delegated to the Administrative Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions of the Majority Lenders shall be binding upon all Lenders and all holders of Notes; provided, however, that the Letter of Credit Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Administrative Agent shall not be required to take any action which, in the reasonable opinion of the Administrative Agent, exposes the Administrative Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.

                   11.02. Nature of Duties. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Related Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement or any Related Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Related Documents, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Related Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrower and the value of the Collateral, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Credit Extension hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Administrative Agent shall provide to such Lender any documents or reports delivered to the Administrative Agent by the Borrower pursuant to the terms of this Agreement or any Related Document. If the Administrative Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, the Administrative Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Administrative Agent to act or retrain from acting pursuant hereto.

           11.03. Rights, Exculpation, etc. The Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, pursuant to Section 10.13 hereof, signed by such payee and in form satisfactory to the Administrative Agent : (ii) may consult with legal counsel (including, without limitation, counsel to the Administrative Agent or counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Potential Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or the Borrowing Base or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain the Borrowing Base or any portion of the Collateral. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 2.08(c), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Related Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Related Documents until it shall have received such instructions from the Majority Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Related Documents in accordance with the instructions of the Majority Lenders.

           11.04. Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Related Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

           11.05. Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the Related
Documents or any action taken or omitted by the Administrative Agent under this Agreement or any of the Related Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 11.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such resulted from the Administrative Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

           11.06 CIT Individually. With respect to its Pro Rata Share of the Revolving Credit Commitments hereunder, the Loans made by it and the Note issued to or held by it, CIT shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note. The terms "Lenders" or "Majority Lenders" or any similar term shall, unless the context clearly otherwise indicates, include CIT in its individual capacity as a Lender or one of the Majority Lenders. CIT and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if it were not acting as Administrative Agent pursuant hereto without any duty to account to the Lenders. The Lenders acknowledge and agree that Chase and Dai-Ichi Kangyo Bank, Limited, New York branch, as the Letter of Credit Issuer, is an Affiliate of the Administrative Agent, and may take actions which are not in the interests of, or may have an adverse effect on, the Lenders, or may omit to take actions which would be in the interests of, or would have a favorable effect on, the Lenders, and the Lenders will not assert any claim against the Administrative Agent based on actions or omissions by the Letter of Credit Issuer and will not assert any such actions or omissions as a defense or offset to the Lenders' obligations hereunder.

           11.07. Successor Agent.

                 (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Related Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

                 (b) Upon any such notice of resignation, the Majority Lenders shall appoint a successor Administrative Agent who shall be reasonably satisfactory to the Parent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Agent, such successor Agent, such shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents. After any Agent's resignation hereunder as the Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Related Documents.

                 (c) If a successor Administrative Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Majority Lenders, with the consent of the Parent, appoint a successor Administrative Agent as provided above.

           11.08. Collateral Matters.

                 (a) The Administrative Agent may from time to time, during the occurrence and continuance of an Event of Default, make such disbursements and advances ("Agent Advances") which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.06. The Administrative Agent Advances shall be repayable on demand and be secured by the Collateral. The Administrative Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. The Administrative Agent shall notify each Lender and the Parent in writing of each such Administrative Agent Advance, which notice shall include a description of the purpose of such Administrative Agent Advance. Without limitation to its obligations pursuant to Section 11.05, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Administrative Agent Advance. If such funds are not made available to the Administrative Agent by such Lender the Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Regular Rate.

                 (b) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral upon termination of the Revolving Credit Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, other Letter of Credit Exposure (whether or not due) and all other Obligations which have matured and which the Administrative Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of if the Parent certifies to the Administrative Agent that the sale or disposition is made in compliance with
Section 8.04 b) hereof (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); or constituting property in which the Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 11.08(b).

                 (c) Without in any manner limiting the Administrative Agent's authority to act without any specific or further authorization or consent by the Majority Lenders (as set forth in Section 11.08(b)), each Lender agrees to confirm in writing upon request by the Administrative Agent, the authority to release Collateral conferred upon the Administrative Agent under Section 11.08(b). So long as no Event of Default is then continuing, upon receipt by the Administrative Agent of Confirmation from the Majority Lenders of its authority to release any particular item or types of Collateral, and upon at least five
(5) Business Days' prior written request by the Borrower the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create an obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of the Borrowers in respect of) all interests in the Collateral retained by the Borrowers.

                 (d) The Administrative Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Lien granted to the Administrative Agent pursuant to the Security Documents has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 11.08 or in any of the Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender.

                                  ARTICLE XII.
                                INCONSISTENCIES

           If there is any inconsistency between a Leasehold Mortgage or a Trademark Security Agreement executed by a Borrower and a Security Agreement executed by such Borrower, including in connection with the powers or rights of the Administrative Agent or the Lenders after an Event of Default, the provisions of the Credit Agreement and such Security Agreement shall prevail.

           IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                         BORROWERS
                         ---------

                         GENESIS DIRECT, INC.

                         By: /s/ Barry Curtis
                            ---------------------------------------
                            Name:   Barry Curtis
                            Title:  Chief Financial Officer

                         LITTLE GENESIS, INC.

                         By: /s/ Barry Curtis
                            ---------------------------------------
                            Name:   Barry Curtis
                            Title:  Chief Financial Officer

                         GIFTS FOR GRANDKIDS, LLC
                         HOT OFF THE ICE, LLC
                         BEYOND THE HORIZON, LLC
                         THE VOYAGER'S COLLECTION, LLC
                         THE TRAINING CAMP, LLC
                         CHILDSWORK/CHILDSPLAY, LLC
                         COMPETITIVE EDGE GOLF, LLC
                         FIRST STEP DESIGNS, LLC
                         LILLIPUT MOTOR COMPANY, LLC
                         1-800-PRO-TEAM, LLC
                         ATHLETIC SUPPLY OF DALLAS, LLC
                         NINOS, LLC
                         GENESIS DIRECT SECAUCUS OPERATIONS, LLC
                         GENESIS DIRECT MEMPHIS OPERATIONS, LLC
                         GENESIS DIRECT OPERATIONS, LLC
                         GENESIS DIRECT MEMPHIS SERVICES, LLC
                         AFFINITY COLLEGE AND UNIVERSITY CATALOGS, LLC

                            By GENESIS DIRECT, INC., as
                            Managing Member of each of the
                            foregoing limited liability
                            companies

                                By:/s/ Barry Curtis
                                   --------------------------------
                                   Name:   Barry Curtis
                                   Title:  Chief Financial Officer

                         Address for Notices for all
                         Borrowers:
                         One Bridge Plaza, Suite 680
                         Fort Lee, New Jersey 07024-0407
                         Attention: Raphael Grunfeld and
                                    Barry Curtis

                         Telephone: (201) 947-8181
                         Telecopier: (201) 947-8626

                         AGENT AND LENDER
                         ----------------

                         THE CIT GROUP/BUSINESS CREDIT, INC.

                         By: /s/ Mitchell Drucker
                            ---------------------------------------
                            Name:  Mitchell Drucker
                            Title: Senior Vice President

                         Address for Notices:

                         The CIT Group/Business Credit, Inc.
                         1211 Avenue of the Americas
                         New York, New York 10036
                         Attention: Frank Grimaldi
                         Telephone: (212) 536-1295
                         Telecopier: (212) 536-1259